SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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Waste Management, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1001 Fannin Street, Suite 4000

Houston, Texas 77002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OF WASTE MANAGEMENT, INC.

Date and Time:

May 10, 2012 at 11:00 a.m., Central Time

Place:

The Maury Myers Conference Center

Waste Management, Inc.

1021 Main Street

Houston, Texas 77002

Purpose:

•	To elect nine directors;

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

•	To approve our executive compensation;

•	To vote on a proposal to amend our Employee Stock Purchase Plan (“ESPP”) to increase the number of shares authorized for issuance under the ESPP;

•

To vote on a stockholder proposal relating to a stock retention policy requiring senior executives to retain a significant percentage of stock acquired through equity pay programs until one year following termination of employment, if properly presented at the meeting;

•

To vote on a stockholder proposal to amend our By-laws and other governing documents to give stockholders of the lowest percentage of our outstanding Common Stock permitted by state law the power to call special stockholder meetings, if properly presented at the meeting; and

•	To conduct other business that is properly raised at the meeting.

Only stockholders of record on March 13, 2012 may vote at the meeting.

Your vote is important. We urge you to promptly vote your shares by telephone, by the Internet or, if this Proxy Statement was mailed to you, by completing, signing, dating and returning your proxy card as soon as possible in the enclosed postage prepaid envelope.

LINDA J. SMITH
Corporate Secretary

March 28, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 10, 2012: This Notice of Annual Meeting and Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 are available at http://www.wm.com.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

WASTE MANAGEMENT, INC.

1001 Fannin Street, Suite 4000

Houston, Texas 77002

Our Board of Directors is soliciting your proxy for the 2012 Annual Meeting of Stockholders and at any postponement or adjournment of the meeting. We are furnishing proxy materials to our stockholders primarily via the Internet. On March 28, 2012, we sent an electronic notice of how to access our proxy materials, including our Annual Report, to stockholders that have previously signed up to receive their proxy materials via the Internet. On March 28, 2012, we began mailing a Notice of Internet Availability of Proxy Materials to those stockholders that previously have not signed up for electronic delivery. The Notice contains instructions on how stockholders can access our proxy materials on the website referred to in the Notice or request that a printed set of the proxy materials be sent to them. Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the costs of the annual meeting, and conserve natural resources.

Record Date	March 13, 2012.

Quorum	A majority of shares outstanding on the record date must be present in person or by proxy.

Shares Outstanding	There were 462,671,022 shares of Common Stock outstanding and entitled to vote as of March 13, 2012.

Voting by Proxy	Internet, phone, or mail.

Voting at the Meeting	Stockholders can vote in person during the meeting. Stockholders of record will be on a list held by the inspector of elections. Beneficial holders must obtain a proxy from their brokerage firm, bank, or other stockholder of record and present it to the inspector of elections with their ballot. Voting in person by a stockholder will replace any previous votes submitted by proxy.

Changing Your Vote	Stockholders of record may revoke their proxy at any time before we vote it at the meeting by submitting a later-dated proxy via the Internet, by telephone, by mail, by delivering instructions to our Corporate Secretary before the annual meeting revoking the proxy or by voting in person at the annual meeting. If you hold shares through a bank or brokerage firm, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals	Each share of our Common Stock outstanding on the record date is entitled to one vote on each of the nine director nominees and one vote on each other matter. To be elected, a director must receive a majority of the votes cast with respect to that director at the meeting. This means that the number of shares voted “for” a director must exceed 50% of the votes cast with respect to that director. Each of the other proposals requires the favorable vote of a majority of the shares present, either by proxy or in person, and entitled to vote. Additionally, under the rules of the New York Stock Exchange, approval of the amendment to our ESPP requires that votes representing more than 50% of our outstanding shares of Common Stock must be cast on the proposal.

Effect of Abstentions and Broker

Non-Votes	Abstentions will have no effect on the election of directors. For each of the other proposals, abstentions will have the same effect as a vote against these matters because they are considered present and entitled to vote.

If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares must be voted as you direct. If you do not give instructions, one of two things can happen depending on the type of proposal. For some proposals, including the ratification of the Company’s independent registered public accounting firm, the broker may vote your shares at its discretion. But for other proposals, including the election of directors, the amendment to our ESPP, the advisory vote on executive compensation, and each of the stockholder proposals, the broker cannot vote your shares at all. When that happens, it is called a “broker non-vote.” Broker non-votes are counted in determining the presence of a quorum at the meeting, but they are not counted for purposes of calculating the shares present and entitled to vote on particular proposals at the meeting. Broker non-votes also are not considered votes cast for purposes of determining whether votes representing more than 50% of our outstanding shares of Common Stock were cast, as is required for approval of the amendment to the ESPP.

Voting Instructions	You may receive more than one proxy card depending on how you hold your shares. If you hold shares through a broker, your ability to vote by phone or over the Internet depends on your broker’s voting process. You should complete and return each proxy or other voting instruction request provided to you.

If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit your proxy but do not give voting instructions, we will vote your shares as follows:

•	FOR our director candidates;

•	FOR the ratification of the independent registered public accounting firm;

•	FOR approval of our executive compensation;

•	FOR the proposal to amend our ESPP;

•	AGAINST the stockholder proposal relating to stock retention by senior executives; and

•	AGAINST the stockholder proposal relating to the right to call a special stockholder meeting.

If you give us your proxy, any other matters that may properly come before the meeting will be voted at the discretion of the proxy holders.

Attending in Person	Only stockholders, their proxy holders and our invited guests may attend the meeting. If you plan to attend, please bring identification and, if you hold shares in street name, bring your bank or broker statement showing your beneficial ownership of Waste Management stock in order to be admitted to the meeting.

If you are planning to attend our annual meeting and require directions to the meeting, please contact our Corporate Secretary at 713-512-6200.

The only items that will be discussed at this year’s annual meeting will be the items set out in the Notice. There will be no presentations.

Stockholder Proposals for the 2013

Annual Meeting	Eligible stockholders who want to have proposals considered for inclusion in the Proxy Statement for our 2013 Annual Meeting should notify our Corporate Secretary at Waste Management, Inc., 1001 Fannin Street, Suite 4000, Houston, Texas 77002. The written proposal must be received at our offices no later than November 29, 2012 and no earlier than October 30, 2012. A stockholder must have been the registered or beneficial owner of (a) at least 1% of our outstanding Common Stock or (b) shares of our Common Stock with a market value of $2,000 for at least one year before submitting the proposal. Also, the stockholder must continue to own the stock through the date of the 2013 Annual Meeting.

Expenses of Solicitation	We pay the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited personally, by Internet or telephone, or by Waste Management officers and employees without additional compensation. We pay all costs of solicitation, including certain expenses of brokers and nominees who mail proxy materials to their customers or principals. Also, Innisfree M&A Incorporated has been hired to help in the solicitation of proxies for the 2012 Annual Meeting for a fee of approximately $15,000 plus associated costs and expenses.

Annual Report	A copy of our Annual Report on Form 10-K for the year ended December 31, 2011, which includes our financial statements for fiscal year 2011, is included with this Proxy Statement. The Annual Report on Form 10-K is not incorporated by reference into this Proxy Statement or deemed to be a part of the materials for the solicitation of proxies.

Householding Information	We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Annual Report and Proxy Statement unless we are notified that one or more of these individuals wishes to receive separate copies. This procedure helps reduce our printing costs and postage fees.

If you wish to receive a separate copy of this Proxy Statement and the Annual Report, please contact: Waste Management, Inc., Corporate Secretary, 1001 Fannin Street, Suite 4000, Houston, Texas 77002, telephone 713-512-6200.

If you do not wish to participate in householding in the future, and prefer to receive separate copies of the proxy materials, please contact: Broadridge Financial Solutions, Attention Householding Department, 51 Mercedes Way, Edgewood, NY 11717, telephone 1-800-542-1061. If you are currently receiving multiple copies of proxy materials and wish to receive only one copy for your household, please contact Broadridge.

BOARD OF DIRECTORS

Our Board of Directors currently has nine members. Each member of our Board is elected annually. Mr. Reum is the Non-Executive Chairman of the Board and presides over all meetings of the Board, including executive sessions that only non-employee directors attend.

Stockholders and interested parties wishing to communicate with the Board or the non-employee directors should address their communications to Mr. W. Robert Reum, Non-Executive Chairman of the Board, c/o Waste Management, Inc., P.O. Box 53569, Houston, Texas 77052-3569.

Leadership Structure

We separated the roles of Chairman of the Board and Chief Executive Officer at our Company in 2004. We believe that having a Non-Executive Chairman of the Board is in the best interests of the Company and stockholders. Over the past several years, the demands made on boards of directors have been increasing. This is in large part due to increased regulation under federal securities laws, national stock exchange rules and other federal and state regulatory changes. More recently, on-going market challenges and economic conditions have increased the demands made on boards of directors. The Non-Executive Chairman’s responsibilities include leading full Board meetings and executive sessions, as well as ensuring best practices and managing the Board function. The Board named Mr. Reum Chairman of the Board effective January 1, 2012, due to his tenure with and experience and understanding of the Company, as well as his experience on public company boards of directors.

The separation of the positions allows Mr. Reum to focus on management of Board matters and allows our Chief Executive Officer to focus his attention on managing our business. Additionally, we believe the separation of those roles ensures the independence of the Board in its oversight role of critiquing and assessing the Chief Executive Officer and management generally.

Role in Risk Oversight

Our executive officers have the primary responsibility for risk management within our Company. Our Board of Directors oversees risk management to ensure that the processes designed and implemented by our executives are adapted to and integrated with the Company’s strategy and are functioning as directed. The primary means by which the Board oversees our risk management structures and policies is through its regular communications with management and our enterprise risk management process. The Company believes that its leadership structure is conducive to comprehensive risk management practices, and that the Board’s involvement is appropriate to ensure effective oversight.

The Company initiated an enterprise risk management process several years ago, which is coordinated by the Company’s Internal Audit department, under the supervision of the Company’s principal financial officer. This process initially involved the identification of the Company’s programs and processes related to risk management, and the individuals responsible for them. Included was a risk assessment survey completed by senior personnel requesting information regarding perceived risks to the Company, with follow-up interviews with members of senior management to review any gaps between their and their direct reports’ responses. The information gathered was tailored to coordinate with the Company’s strategic planning process such that the risks could be categorized in a manner that identified the specific Company strategies that may be jeopardized and plans could be developed to address the risks to those strategies. The Company then conducted an open-ended survey aligned with the objectives of the Company’s strategic goals with several individuals with broad risk management and/or risk oversight responsibilities. Included in the survey was the identification of the top concerns, assessment of their risk impact and probability, and identification of the responsible risk owner. Finally, a condensed survey of top risks was completed by approximately 200 senior personnel to validate the risks and the risk rankings.

In 2011, additional steps were taken to enhance the enterprise risk management program and process. In mid year, Board members were polled to collect their thoughts on significant risks facing the Company and how the reporting format should be revised to improve management’s communication of enterprise risks to the Board. An open-ended survey was also sent to over 100 senior personnel across the Company requesting their input relating to risks, including assessment of likelihood and severity, and known controls and metrics to monitor the risks. In addition, external stakeholders were interviewed to gather their views on risks that they perceived could have a significant impact on the Company or the industry. Finally, responsible risk owners were asked to perform in-depth analyses of their assigned risks to ensure the accuracy of their previous assessment and to ensure that appropriate mitigating and/or monitoring activities are in place.

The Board of Directors and its committees meet in person approximately six times a year, including one meeting that is dedicated specifically to strategic planning, and regular updates are given to the Board of Directors on all Company risks. At each of these meetings, our President and Chief Executive Officer; principal financial officer; and General Counsel are asked to report to the Board and, when appropriate, specific committees. Additionally, other members of management and employees are requested to attend meetings and present information, including those responsible for our Internal Audit, Environmental Audit, Business Ethics and Compliance, Human Resources, Government Affairs, Risk Management, Safety and Accounting functions. One of the purposes of these presentations is to provide direct communication between members of the Board and members of management; the presentations provide members of the Board with the information necessary to understand the risk profile of the Company, including information regarding the specific risk environment, exposures affecting the Company’s operations and the Company’s plans to address such risks. In addition to information regarding general updates to the Company’s operational and financial condition, management reports to the Board on a number of specific issues meant to inform the Board about the Company’s outlook and forecasts, and any impediments to meeting those or its pre-defined strategies generally. These direct communications between management and the Board of Directors allow the Board to assess management’s evaluation and management of the risks of the Company.

Management is encouraged to communicate with the Board of Directors with respect to extraordinary risk issues or developments that may require more immediate attention between regularly scheduled Board meetings. Mr. Reum, as Non-Executive Chairman, facilitates communications with the Board of Directors as a whole and is integral in initiating the frank, candid discussions among the independent Board members necessary to ensure management is adequately evaluating and managing the Company’s risks. These intra-Board communications are essential in its oversight function. Additionally, all members of the Board are invited to attend all committee meetings, regardless of whether the individual sits on the specific committee, and committee chairs report to the full Board. These practices ensure that all issues affecting the Company are considered in relation to each other and by doing so, risks that affect one aspect of our Company can be taken into consideration when considering other risks.

In addition, the Audit Committee is responsible for ensuring that an effective risk assessment process is in place, and quarterly reports are made to the Audit Committee on all financial and compliance risks in accordance with New York Stock Exchange requirements.

Independence of Board Members

The Board of Directors has determined that each of the following eight non-employee director candidates is independent in accordance with the New York Stock Exchange listing standards:

Bradbury H. Anderson

Pastora San Juan Cafferty

Frank M. Clark, Jr.

Patrick W. Gross

John C. Pope

W. Robert Reum

Steven G. Rothmeier

Thomas H. Weidemeyer

Mr. Steiner is an employee of the Company and, as such, is not considered an “independent” director.

To assist the Board in determining independence, the Board of Directors adopted categorical standards of director independence, which meet or exceed the requirements of the New York Stock Exchange. These standards specify certain relationships that are prohibited in order for the non-employee director to be deemed independent. In addition to these categorical standards, our Board makes a subjective determination of independence considering relevant facts and circumstances. The Board reviewed all commercial and non-profit affiliations of each non-employee director and the dollar amount of all transactions between the Company and each entity with which a non-employee director is affiliated to determine independence. These transactions included the Company, through its subsidiaries, providing waste management services in the ordinary course of business and the Company’s subsidiaries purchasing goods and services in the ordinary course of business. The categorical standards our Board uses in determining independence are included in our Corporate Governance Guidelines, which can be found on our website. The Board has determined that each non-employee director candidate meets these categorical standards and that there are no other relationships that would affect independence.

Meetings and Board Committees

Last year the Board held eight meetings and each committee of the Board met independently as set forth below. Each director attended at least 75% of the meetings of the Board and the committees on which he served. In addition, all directors attended the 2011 Annual Meeting of Stockholders. Although we do not have a formal policy regarding director attendance at annual meetings, it has been longstanding practice that all directors attend unless there are unavoidable schedule conflicts or unforeseen circumstances.

The Board appoints committees to help carry out its duties. In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board, and all members of the Board are invited to attend all committee meetings. The Board has three separate standing committees: the Audit Committee; the Management Development and Compensation Committee (the “MD&C Committee”); and the Nominating and Governance Committee. Additionally, the Board has the power to appoint additional committees, as it deems necessary. In 2006, the Board appointed a Special Committee, as described below.

The Audit Committee

Mr. Gross has been the Chairman of our Audit Committee since May 2010. The other members of our Audit Committee are Messrs. Clark, Reum, Rothmeier and Weidemeyer. Each member of our Audit Committee satisfies the additional New York Stock Exchange independence standards for audit committees set forth in Section 10A of the Securities Exchange Act of 1934, as amended. Our Audit Committee held nine meetings in 2011.

SEC rules require that we have at least one financial expert on our Audit Committee. Our Board of Directors has determined that Mr. Gross and Mr. Rothmeier are Audit Committee financial experts for purposes of the SEC’s rules based on a thorough review of their education and financial and public company experience.

Mr. Gross was a founder of American Management Systems where he was principal executive officer for over 30 years. He has served as Chairman of The Lovell Group, a private investment and advisory firm, since 2001. Mr. Gross holds an MBA from the Stanford University Graduate School of Business, a master’s degree in engineering science from the University of Michigan and a bachelor’s degree in engineering science from Rensselaer Polytechnic Institute. Mr. Gross serves on four public company audit committees in addition to ours. The Board reviewed the time Mr. Gross spends on each company’s audit committee and the time he spends on other companies’ interests and determined that such service and time does not impair his ability to serve on our Audit Committee.

Mr. Rothmeier served in various leadership positions in the airline industry for approximately 16 years, including the positions of Chairman, CEO and CFO of Northwest Airlines. He founded Great Northern Capital, a private investment management, consulting and merchant banking firm, in 1993, where he continues to serve as Chairman and CEO. Mr. Rothmeier has a master’s degree in finance from the University of Chicago Graduate School of Business and a bachelor’s degree in business administration from the University of Notre Dame.

With the exception of Mr. Gross, none of the other Audit Committee members currently serve on the audit committees of other public companies.

The Audit Committee’s duties are set forth in a written charter that was approved by the Board of Directors. A copy of the charter can be found on our website. The Audit Committee generally is responsible for overseeing all matters relating to our financial statements and reporting, internal audit function and independent auditors. As part of its function, the Audit Committee reports the results of all of its reviews to the full Board. In fulfilling its duties, the Audit Committee, has the following responsibilities:

Administrative Responsibilities

•	Report to the Board, at least annually, all public company audit committee memberships by members of the Audit Committee;

•	Perform an annual review of its performance relative to its charter and report the results of its evaluation to the full Board; and

•	Adopt an orientation program for new Audit Committee members.

Independent Auditor

•	Engage an independent auditor, determine the auditor’s compensation and replace the auditor if necessary;

•	Review the independence of the independent auditor and establish our policies for hiring current or former employees of the independent auditor;

•	Evaluate the lead partner of our independent audit team and review a report, at least annually, describing the independent auditor’s internal control procedures; and

•	Pre-approve all services, including non-audit engagements, provided by the independent auditor.

Internal Audit

•	Review the plans, staffing, reports and activities of the internal auditors; and

•	Review and establish procedures for receiving, retaining and handling complaints, including anonymous complaints by our employees, regarding accounting, internal controls and auditing matters.

Financial Statements

•	Review financial statements and Forms 10-K and 10-Q with management and the independent auditor;

•	Review all earnings press releases and discuss with management the type of earnings guidance that we provide to analysts and rating agencies;

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Discuss with the independent auditor any material changes to our accounting principles and matters required to be communicated by Public Company Accounting Oversight Board (United States) Audit Standard AU Section 380 Communication with Audit Committees;

•	Review our financial reporting, accounting and auditing practices with management, the independent auditor and our internal auditors;

•	Review management’s and the independent auditor’s assessment of the adequacy and effectiveness of internal controls over financial reporting; and

•	Review executive officer certifications related to our reports and filings.

Audit Committee Report

The role of the Audit Committee is, among other things, to oversee the Company’s financial reporting process on behalf of the Board of Directors, to recommend to the Board whether the Company’s financial statements should be included in the Company’s Annual Report on Form 10-K and to select the independent auditor for ratification by stockholders. Company management is responsible for the Company’s financial statements as well as for its financial reporting process, accounting principles and internal controls. The Company’s independent auditors are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States.

The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2011 with management and the independent registered public accounting firm, and has taken the following steps in making its recommendation that the Company’s financial statements be included in its annual report:

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First, the Audit Committee discussed with Ernst & Young, the Company’s independent registered public accounting firm for fiscal year 2011, those matters required to be discussed by Public Company Accounting Oversight Board (United States) Audit Standard AU Section 380 Communication with Audit Committees, including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process.

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Second, the Audit Committee discussed with Ernst & Young its independence and received from Ernst & Young a letter concerning independence as required under applicable independence standards for auditors of public companies. This discussion and disclosure helped the Audit Committee in evaluating such independence. The Audit Committee also considered whether the provision of other non-audit services to the Company is compatible with the auditor’s independence.

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Third, the Audit Committee met periodically with members of management, the internal auditors and Ernst & Young to review and discuss internal controls over financial reporting. Further, the Audit Committee reviewed and discussed management’s report on internal control over financial reporting as of December 31, 2011, as well as Ernst & Young’s report regarding the effectiveness of internal control over financial reporting.

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Finally, the Audit Committee reviewed and discussed, with the Company’s management and Ernst & Young, the Company’s audited consolidated balance sheet as of December 31, 2011, and consolidated statements of income, cash flows and equity for the fiscal year ended December 31, 2011, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosure.

The Committee has also discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans of their respective audits. The Committee meets periodically with both the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls over financial reporting.

The members of the Audit Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving auditing or accounting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by Company management and by the independent registered public accounting firm.

Based on the reviews and discussions explained above (and without other independent verification), the Audit Committee recommended to the Board (and the Board approved) that the Company’s financial statements be included in its annual report for its fiscal year ended December 31, 2011. The Committee has also approved the selection of Ernst & Young as the Company’s independent registered public accounting firm for fiscal year 2012.

The Audit Committee of the Board of Directors

Patrick W. Gross, Chairman
Frank M. Clark, Jr.
W. Robert Reum
Steven G. Rothmeier
Thomas H. Weidemeyer

The Management Development and Compensation Committee

Mr. Clark has served as the Chairman of our MD&C Committee since May 2011. The other members of the Committee are Ms. Cafferty and Messrs. Anderson, Pope, Reum and Rothmeier. Each member of our MD&C Committee is independent in accordance with the rules and regulations of the New York Stock Exchange. The MD&C Committee met six times in 2011.

Our MD&C Committee is responsible for overseeing all of our executive and senior management compensation, as well as developing the Company’s compensation philosophy generally. The MD&C Committee’s written charter, which was approved by the Board of Directors, can be found on our website. In fulfilling its duties, the MD&C Committee has the following responsibilities:

•	Review and establish policies governing the compensation and benefits of all of our executives;

•	Approve the compensation of our senior management and set the bonus plan goals for those individuals;

•	Conduct an annual evaluation of our Chief Executive Officer by all independent directors to set his compensation;

•	Oversee the administration of all of our equity-based incentive plans;

•	Review the results of the stockholder advisory vote on executive compensation and consider any implications of such voting results on the Company’s compensation programs;

•	Recommend to the full Board new Company compensation and benefit plans or changes to our existing plans; and

•	Perform an annual review of its performance relative to its charter and report the results of its evaluation to the full Board.

In overseeing compensation matters, the MD&C Committee may delegate authority for day-to-day administration and interpretation of the Company’s plans, including selection of participants, determination of award levels within plan parameters, and approval of award documents, to Company employees. However, the MD&C Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the executive officers.

For additional information on the MD&C Committee, see the Compensation Discussion and Analysis on page 22.

Compensation Committee Report

The MD&C Committee has reviewed and discussed the Compensation Discussion and Analysis, beginning on page 22, with management. Based on the review and discussions, the MD&C Committee recommended to the

Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

The Management Development and Compensation
Committee of the Board of Directors
Frank M. Clark, Jr., Chairman
Bradbury H. Anderson
Pastora San Juan Cafferty
John C. Pope
W. Robert Reum
Steven G. Rothmeier

Compensation Committee Interlocks and Insider Participation

During 2011, Ms. Cafferty and Messrs. Anderson, Clark, Pope, Reum, Rothmeier and Weidemeyer served on the MD&C Committee. No member of the MD&C Committee was an officer or employee of Waste Management during 2011; no member of the MD&C Committee is a former officer of the Company; and during 2011, none of our executive officers served as a member of a board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or MD&C Committee.

The Nominating and Governance Committee

Mr. Weidemeyer has served as the Chairman of our Nominating and Governance Committee since May 2011. The other members of the Committee include Ms. Cafferty and Messrs. Anderson, Gross, Pope and Reum. Each member of our Nominating and Governance Committee is independent in accordance with the rules and regulations of the New York Stock Exchange. In 2011, the Nominating and Governance Committee met seven times.

The Nominating and Governance Committee has a written charter that has been approved by the Board of Directors and can be found on our website. It is the duty of the Nominating and Governance Committee to oversee matters regarding corporate governance. In fulfilling its duties, the Nominating and Governance Committee has the following responsibilities:

•	Review and recommend the composition of our Board, including the nature and duties of each of our committees, in accordance with our Corporate Governance Guidelines;

•	Evaluate and recommend to the Board the compensation paid to our non-employee directors;

•	Evaluate the charters of each of the committees and recommend directors to serve as committee chairs;

•	Review individual director’s performance in consultation with the Chairman of the Board and review the overall effectiveness of the Board;

•	Recommend retirement policies for the Board, the terms for directors and the proper ratio of employee directors to outside directors;

•	Perform an annual review of its performance relative to its charter and report the results of its evaluation to the full Board;

•	Review stockholder proposals received for inclusion in the Company’s proxy statement and recommend action to be taken with regard to the proposals to the Board; and

•	Identify and recommend to the Board candidates to fill director vacancies.

Potential director candidates are identified through various methods; the Nominating and Governance Committee welcomes suggestions from directors, members of management, and stockholders. From time to time, the Nominating and Governance Committee uses outside consultants to assist it with identifying potential director candidates.

For all potential candidates, the Nominating and Governance Committee considers all factors it deems relevant, such as a candidate’s personal and professional integrity and sound judgment, business and professional skills and experience, independence, possible conflicts of interest, diversity, and the potential for effectiveness, in conjunction with the other directors, to serve the long-term interests of the stockholders. While there is no formal policy with regard to consideration of diversity in identifying director nominees, the Committee considers diversity in business experience, professional expertise, gender and ethnic background, along with various other factors when evaluating director nominees. The Committee uses a matrix of functional and industry experiences to develop criteria to select candidates. Before being nominated by the Nominating and Governance Committee, director candidates are interviewed by the Chief Executive Officer and a minimum of two members of the Nominating and Governance Committee, including the Non-Executive Chairman of the Board. Additional interviews may include other members of the Board, representatives from senior levels of management and an outside consultant.

The Nominating and Governance Committee will consider all potential nominees on their merits without regard to the source of recommendation. The Nominating and Governance Committee believes that the nominating process will and should continue to involve significant subjective judgments. To suggest a nominee, you should submit your candidate’s name, together with biographical information and his or her written consent to nomination to the Chairman of the Nominating and Governance Committee, Waste Management, Inc., 1001 Fannin Street, Suite 4000, Houston, Texas 77002, between October 30, 2012 and November 29, 2012.

Related Party Transactions

The Board of Directors has adopted a written Related Party Transactions Policy for the review and approval or ratification of related party transactions. Our policy generally defines related party transactions as current or proposed transactions in excess of $120,000 in which (i) the Company is a participant and (ii) any director, executive officer or immediate family member of any director or executive officer has a direct or indirect material interest. In addition, the policy sets forth certain transactions that will not be considered related party transactions, including (i) executive officer compensation and benefit arrangements; (ii) director compensation arrangements; (iii) business travel and expenses, advances and reimbursements in the ordinary course of business; (iv) indemnification payments and advancement of expenses, and payments under directors’ and officers’ indemnification insurance policies; (v) any transaction between the Company and any entity in which a related party has a relationship solely as a director, a less than 5% equity holder, or an employee (other than an executive officer); and (vi) purchases of Company debt securities, provided that the related party has a passive ownership of no more than 2% of the principal amount of any outstanding series. The Nominating and Governance Committee is responsible for overseeing the policy.

All executive officers and directors are required to notify the General Counsel or the Corporate Secretary as soon as practicable of any proposed transaction that they or their family members are considering entering into that involves the Company. The General Counsel will determine whether potential transactions or relationships constitute related party transactions that must be referred to the Nominating and Governance Committee.

The Nominating and Governance Committee will review a detailed description of the transaction, including:

•	the terms of the transaction;

•	the business purpose of the transaction;

•	the benefits to the Company and to the relevant related party; and

•	whether the transaction would require a waiver of the Company’s Code of Conduct.

In determining whether to approve a related party transaction, the Nominating and Governance Committee will consider, among other things, whether:

•	the terms of the related party transaction are fair to the Company and such terms would be reasonable in an arms-length transaction;

•	there are business reasons for the Company to enter into the related party transaction;

•	the related party transaction would impair the independence of any non-employee director;

•	the related party transaction would present an improper conflict of interest for any director or executive officer of the Company; and

•	the related party transaction is material to the Company or the individual.

Any member of the Nominating and Governance Committee who has an interest in a transaction presented for consideration will abstain from voting on the related party transaction.

The Nominating and Governance Committee’s consideration of related party transactions and its determination of whether to approve such a transaction are reflected in the minutes of the Nominating and Governance Committee’s meetings. The Company is not aware of any transactions that are required to be disclosed.

Special Committee

The Board of Directors appointed a Special Committee in November 2006 to make determinations regarding the Company’s obligation to provide indemnification when and as may be necessary. The Special Committee consists of Mr. Gross and Mr. Weidemeyer. The Special Committee held two meetings in 2011.

Board of Directors Governing Documents

Stockholders may obtain copies of our Corporate Governance Guidelines, the Charters of the Audit Committee, the MD&C Committee, and the Nominating and Governance Committee, and our Code of Conduct free of charge by contacting the Corporate Secretary, c/o Waste Management, Inc., 1001 Fannin Street, Suite 4000, Houston, Texas 77002 or by accessing the “Corporate Governance” section of the “Investor Relations” page on our website at http://www.wm.com.

Non-Employee Director Compensation

Our non-employee director compensation program consists of equity awards and cash consideration. Compensation for directors is recommended annually by the Nominating and Governance Committee with the assistance of an independent third-party consultant, and set by action of the Board of Directors. The Board’s goal in designing directors’ compensation is to provide a competitive package that will enable the Company to attract and retain highly skilled individuals with relevant experience. The compensation also is designed to reward the time and talent required to serve on the board of a company of our size and complexity. The Board seeks to provide sufficient flexibility in the form of compensation delivered to meet the needs of different individuals while ensuring that a substantial portion of directors’ compensation is linked to the long-term success of the Company.

Equity Compensation

Non-employee directors receive an annual grant of shares of Common Stock under the Company’s 2009 Stock Incentive Plan. There are no restrictions on the shares; however, non-employee directors are subject to ownership guidelines that establish a minimum ownership standard and require that all net shares received in connection with a stock award, after selling shares to pay all applicable taxes, be held during their tenure as a director and for one year following termination of Board service. The grant of shares is made in two equal installments and the number of shares issued is based on the market value of our Common Stock on the dates of grant, which are January 15 and July 15 of each year. In 2011, the total annual equity grant to non-employee directors was valued at $130,000 and each director received a grant valued at $65,000 on each of January 15, 2011 and July 15, 2011. In addition to the annual grant, Mr. Pope received a grant of shares valued at $100,000 for his service as Non-Executive Chairman of the Board in 2011, which was also awarded in two equal installments on January 15 and July 15. The grant date fair value of the awards is equal to the number of shares issued times the market value of our Common Stock on that date; there are no assumptions used in the valuation of shares.

Cash Compensation

All non-employee directors receive an annual cash retainer for Board service and additional cash retainers for serving as a committee chair. Directors do not receive meeting fees in addition to the retainers. The cash retainers are payable in two equal installments in January and July of each year. The payments of the retainers for each six-month period are not subject to refund. The table below sets forth the cash retainers for 2011:

Annual Retainer	$105,000
Annual Chair Retainers	$100,000 for Non-Executive Chairman
$25,000 for Audit Committee Chair
$20,000 for MD&C Committee Chair
$15,000 for Nominating and Governance Committee Chair
Other Annual Retainers	$10,000 for Special Committee

The table below shows the aggregate cash paid, and stock awards issued, to the non-employee directors in 2011 in accordance with the descriptions set forth above:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Bradbury H. Anderson	45,000	56,000	101,000
Pastora San Juan Cafferty	112,500	130,000	242,500
Frank M. Clark, Jr.	115,000	130,000	245,000
Patrick W. Gross	135,000	130,000	265,000
John C. Pope.	205,000	230,000	435,000
W. Robert Reum	115,000	130,000	245,000
Steven G. Rothmeier	105,000	130,000	235,000
Thomas H. Weidemeyer	117,500	130,000	247,500

(1)	Amounts in this column represent the grant date fair value of stock awards granted in 2011, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

The first proposal on the agenda is the election of nine directors to serve until the 2013 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified. The Board has nominated the nine director candidates named below, and recommends that you vote FOR their election. If any nominee is unable or unwilling to serve as a director, which we do not anticipate, the Board, by resolution, may reduce the number of directors that constitute the Board or may choose a substitute. To be elected, a director must receive a majority of the votes cast with respect to that director at the meeting. Our By-laws provide that if the number of shares voted “for” any director nominee does not exceed 50% of the votes cast with respect to that director, he will tender his resignation to the Board of Directors. The Nominating and Governance Committee will then make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken.

The table below shows all of our director nominees; their ages, terms of office on our Board; experience within the past five years; and their qualifications we considered when inviting them to join our Board as well as nominating them for re-election. We believe that, as a general matter, our directors’ past five years of experience gives an indication of the wealth of knowledge and experience these individuals have and that we considered; however, we have also indicated the specific skills and areas of expertise we believe makes each of these individuals a valuable member of our Board.

Director Nominees

Director	Qualifications
Bradbury H, Anderson, 62 Director since 2011

Vice Chairman and Chief Executive Officer — Best Buy Co., Inc. (multinational retailer of technology and entertainment products and services) from 2002 to 2009; President and Chief Operating Officer of Best Buy from 1991 to 2002.

Director of General Mills, Inc. since 2007.

Mr. Anderson served in the positions of chief executive officer and chief operating officer of a large public retail company for several years, during a customer segmentation transformation, which provided him with extensive knowledge of management and operations of large public companies, including experience implementing customer focused strategies. He also has over 15 years of experience as a member of a public company board of directors.
Pastora San Juan Cafferty, 71 Director since 1994

Professor Emerita — University of Chicago since June 2005; Professor — University of Chicago from 1985 to 2005; and faculty member from 1971 to 2005.

Director of Integrys Energy Group, Inc., or one of its predecessors, since 1988.

Director of BMO Financial Corp., a private corporation, since 1997.

Director of Kimberly Clark Corporation from 1976 to 2007.

Ms. Cafferty has significant expertise in areas of public policy, strategic planning, and government and community relations through her 34-year professorship with the University of Chicago, as well as her experience serving on public boards and committees at the federal, state and local levels. Additionally, she has served as a director on multiple public company boards and brings over 30 years of board experience to the Company.

Director	Qualifications
Frank M. Clark, Jr., 66 Director since 2002

Chairman and Chief Executive Officer — ComEd (energy services company and subsidiary of Exelon Corporation) from November 2005 to February 2012; President — ComEd from 2001 to November 2005.

Executive Vice President and Chief of Staff — Exelon Corporation (public utility holding company) from 2004 to 2005; Senior Vice President — Exelon Corporation from 2001 to 2004.

Director of BMO Financial Corp., a private corporation, since 2005.

Director of Aetna, Inc. since 2006.

Mr. Clark served in executive positions at a large public utility company for over a decade, providing him with extensive experience and knowledge of large company management, operations and business critical functions. He also brings over nine years of experience as a member of a public company board of directors.
Patrick W. Gross, 67 Director since 2006

Chairman of The Lovell Group (private investment and advisory firm) since October 2001.

Director of Capital One Financial Corporation since 1995.

Director of Liquidity Services, Inc. since 2001.

Director of Career Education Corporation since 2005.

Director of Taleo Corporation since 2006.

Director of Rosetta Stone, Inc. since 2009.

Director of Computer Network Technology Corporation from 1997 to 2006.

Director of Mobius Management Systems, Inc. from 2002 to 2007.

Mr. Gross was a founder of American Management Systems, Inc., a global business and information technology firm, where he was principal executive officer for over 30 years. As a result, he has extensive experience in applying information technology and advanced data analytics in global companies. His background, education and board service also provide him with expertise in finance and accounting. He also brings over 30 years of experience as a director on public company boards of directors.
John C. Pope, 62 Non-Executive Chairman of the Board from 2004 through 2011; Director since 1997

Chairman of the Board — PFI Group (private investment firm) since July 1994.

Director of R.R. Donnelley & Sons Company, or predecessor companies, since 1996.

Director of Dollar Thrifty Automotive Group, Inc. since 1997.

Director of Kraft Foods, Inc. since 2001.

Director of Con-way, Inc. since 2003.

Director of Federal Mogul Corporation from 1987 to 2007.

Prior to his current service on the boards of multiple major corporations, Mr. Pope served in executive operational and financial positions at large airline companies for almost 20 years, providing him with extensive experience and knowledge of management of large public companies with large-scale logistical challenges, high fixed-cost structure and significant capital requirements. His background, education and board service also provide him with expertise in finance and accounting. Mr. Pope has served as a director on many public company boards of directors during the last 30 years.

Director	Qualifications
W. Robert Reum, 69 Non-Executive Chairman of the Board since January 2012; Director since 2003
Chairman, President and CEO — Amsted Industries Incorporated (diversified manufacturer for the railroad, vehicular and construction industries) since March 2001.	Mr. Reum has served as the chief executive of a private diversified manufacturing company for ten years. He also served as Chairman, President and Chief Executive Officer of The Interlake Corporation, a public diversified metal products company, from 1991 to 1999. As a result, he has extensive management experience within a wide range of business functions. Mr. Reum also brings over 15 years of experience as a director on public company boards of directors.
Steven G. Rothmeier, 65 Director since 1997

Chairman and CEO — Great Northern Capital (private investment management, consulting and merchant banking firm) since March 1993.

Director of Precision Castparts Inc. since 1994.

Director of GenCorp, Inc. from 2000 to 2006.

Director of Arvin Meritor, Inc. from 2004 to 2012.

Mr. Rothmeier served in executive operational and financial positions at a large airline company for several years. He also has many years of experience as an executive of asset management, venture capital and merchant banking firms. His experience and background provide him with a broad range of expertise in public company issues and expertise in finance and accounting. Mr. Rothmeier brings over 30 years of experience as a director of a wide range of public companies.
David P. Steiner, 51 Chief Executive Officer and Director since 2004; President since June 2010

Executive Vice President and Chief Financial Officer from April 2003 to March 2004.

Director of TE Connectivity Ltd. (formerly Tyco Electronics Corporation) since 2007.

Director of FedEx Corporation since 2009.

Mr. Steiner is our President and Chief Executive Officer and, in that capacity, brings extensive knowledge of the details of our Company and its employees, as well as the front-line experiences of running our Company, to his service as a member of our Board. Mr. Steiner also brings his experience as a director of other major public companies.
Thomas H. Weidemeyer, 64 Director since 2005

Chief Operating Officer — United Parcel Service, Inc. (package delivery and supply chain services company) from 2001 to 2003; Senior Vice President — United Parcel Service, Inc. from 1994 to 2003.

President, UPS Airlines (UPS owned airline) from 1994 to 2003.

Director of NRG Energy, Inc. since 2003.

Director of The Goodyear Tire & Rubber Company since 2004.

Director of Amsted Industries Incorporated since 2007.

Mr. Weidemeyer served in executive positions at a large public company for several years. His roles encompassed significant operational management responsibility, providing him knowledge and experience in an array of functional areas critical to large public companies, including supply chain and logistics management. Mr. Weidemeyer also has over 11 years of experience as a director on public company boards of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NINE NOMINEE DIRECTORS.

DIRECTOR NOMINEE AND OFFICER STOCK OWNERSHIP

Our Board of Directors has adopted stock ownership guidelines for our non-employee directors that require each director to hold Common Stock or share-based instruments valued at five times his annual cash retainer. Non-employee directors other than Mr. Reum currently are required to hold 17,500 shares and Mr. Reum currently is required to hold approximately 34,200 shares. Directors have five years from the later of the date they join the Board or the effective date of an increase in the holding requirements to attain the required level of ownership. Ms. Cafferty and Messrs. Clark, Pope and Rothmeier have reached their required levels of ownership. Mr. Gross and Mr. Weidemeyer have until July 2015 to reach their required level of ownership. Mr. Anderson has until August 2016 to reach his required level of ownership, and Mr. Reum has until January 2017 to reach his increased required level of ownership due to his election as Non-Executive Chairman of the Board effective January 1, 2012.

Our executive officers, including Mr. Steiner, are also subject to stock ownership guidelines, as described in the Compensation Discussion and Analysis on page 38 of this Proxy Statement.

The Stock Ownership Table below shows the number of shares of Common Stock each director nominee and each executive officer named in the Summary Compensation Table on page 39 owned as of March 13, 2012, our record date for the Annual Meeting, as well as the number owned by all directors and executive officers as a group. The table also includes information about restricted stock units, exercisable stock options and phantom stock granted under various compensation and benefit plans. Information about unearned performance share units granted to executive officers are not included in the table because the actual number of shares the executives may receive at the end of the performance period will vary depending on the level of achievement of the Company’s financial objectives, and can vary from zero to two times the number of performance share units granted. As a result, the number of shares, if any, that will ultimately be issued pursuant to the performance share units is not known.

These individuals, both individually and in the aggregate, own less than 1% of our outstanding shares as of the record date.

Stock Ownership Table

Name	Shares of Common Stock Owned	Shares of Common Stock Covered by Exercisable Options	Phantom Stock(1)
Bradbury H. Anderson	4,493	0	0
Pastora San Juan Cafferty	27,134	0	0
Frank M. Clark, Jr.	20,348	0	0
Patrick W. Gross	13,844	0	0
John C. Pope(2)	42,015	0	0
W. Robert Reum	19,903	0	0
Steven G. Rothmeier	19,749	0	0
Thomas H. Weidemeyer	15,877	0	0
David P. Steiner(3)	486,717	817,852	73,285
Steven C. Preston	0	0	0
James E. Trevathan	132,136	243,098	0
Jeff M. Harris	42,170	53,098	0
Duane C. Woods(4)	76,058	53,098	4,086
Robert G. Simpson(5)	110,780	153,093	0
All directors and executive officers as a group (27 persons)	1,347,000(6)	1,915,495	94,558

(1)

Executive officers may choose a Waste Management stock fund as an investment option under the Company’s 409A Deferral Savings Plan described in the Nonqualified Deferred Compensation table on page 44. Interests in the fund are considered phantom stock because they are equal in value to shares of our Common Stock. Phantom stock receives dividend equivalents, in the form of additional phantom stock, at the same time that holders of shares of Common Stock receive dividends. The value of the phantom stock is paid out, in cash, at a future date selected by the executive. Phantom stock is not considered as equity ownership for SEC disclosure purposes; we have included it in this table because it represents an investment risk in the performance of our Common Stock.

(2)	The number of shares owned by Mr. Pope includes 435 shares held in trusts for the benefit of his children.

(3)	Mr. Steiner has pledged 251,246 shares as security.

(4)	The number of shares owned by Mr. Woods includes 125 shares held by his children and 185 shares held by his wife’s IRA.

(5)	Common Stock ownership is as of September 30, 2011, the date of Mr. Simpson’s retirement from the Company.

(6)	Included in the “All directors and executive officers as a group” are 1,000 restricted stock units held by one of our executive officers not named in the table. Restricted stock units were granted to the executive officers under our 2009 Stock Incentive Plan. The restricted stock units will be paid out in shares of our Common Stock upon vesting, subject to forfeiture in certain circumstances.

PERSONS OWNING MORE THAN 5% OF WASTE MANAGEMENT COMMON STOCK

The table below shows information for stockholders known to us to beneficially own more than 5% of our Common Stock based on their filings with the SEC through March 13, 2012.

	Shares Beneficially Owned
Name and Address	Number		Percent(1)
Capital World Investors	42,936,400	(2)	9.3
333 South Hope Street
Los Angeles, CA 90071
Capital Research Global Investors	29,137,102	(3)	6.3
333 South Hope Street
Los Angeles, CA 90071
William H. Gates III	27,894,579	(4)	6.0
One Microsoft Way
Redmond, WA 98052
Wellington Management Company, LLP	27,225,692	(5)	5.9
280 Congress Street
Boston, MA 02210

(1)	Percentage is calculated using the number of shares of Common Stock outstanding as of March 13, 2012.

(2)	This information is based on a Schedule 13G/A filed with the SEC on February 10, 2012. Capital World Investors reports that it is deemed to be the beneficial owner of 42,936,400 shares of Common Stock as a result of acting as investment adviser to various investment companies. Capital World Investors reports that it holds more than five percent of such shares on behalf of its client, The Income Fund of America. Capital World Investors disclaims beneficial ownership of all shares.

(3)	This information is based on a Schedule 13G filed with the SEC on February 8, 2012. Capital Research Global Investors reports that it is deemed to be the beneficial owner of 29,137,102 shares of Common Stock as a result of acting as investment adviser to various investment companies. Capital Research Global Investors disclaims beneficial ownership of all shares.

(4)	This information is based on a Schedule 13G/A filed with the SEC on February 14, 2011, which is the most recent Schedule 13G available from this investor with respect to ownership of our Common Stock. Mr. Gates reports that he has sole voting and dispositive power over 9,260,907 shares of Common Stock held by Cascade Investment, L.L.C., as the sole member of such entity. Additionally, the Schedule 13G/A reports that Mr. Gates and Melinda French Gates share voting and dispositive power over 18,633,672 shares of Common Stock beneficially owned by Bill & Melinda Gates Foundation Trust.

(5)	This information is based on a Schedule 13G/A filed with the SEC on February 14, 2012. Wellington Management Company reports that it may be deemed to be the beneficial owner of 27,225,692 shares of Common Stock in its capacity as investment adviser.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The federal securities laws require our executive officers and directors to file reports of their holdings and transactions in our Common Stock with the SEC and the New York Stock Exchange.

Based on a review of the forms and written representations from our executive officers and directors, we believe that all applicable requirements were complied with in 2011, except that Ms. Cowan, Senior Vice President, Customer Experience, was late in filing a Form 4 to report the acquisition of 100 shares of Common Stock on the open market.

EXECUTIVE OFFICERS

The following is a listing of our current executive officers, other than Mr. Steiner, whose personal information is included in the Director Nominees section of this Proxy Statement on page 16, their ages and business experience for the past five years.

Name	Age	Positions Held and Business Experience for Past Five Years
David A. Aardsma	55	•Chief Sales and Marketing Officer since June 2011.
		•Senior Vice President, Sales and Marketing from January 2005 to June 2011.
Puneet Bhasin	49	•Senior Vice President and Chief Information Officer since December 2009.
		•Senior Vice President — Global Product & Technology, Monster Worldwide (provider of global online employment solutions) from April 2005 to November 2009.
William K. Caesar	46	•President, WM Recycle America, L.L.C., a wholly-owned subsidiary of the Company, since January 2012.
		•Chief Strategy Officer from July 2010 to January 2012.
		•Principal, McKinsey & Company (global management consulting firm) from July 2003 to June 2010.
Barry H. Caldwell	51	•Senior Vice President — Government Affairs and Corporate Communications since September 2002.
Grace M. Cowan	53	•Senior Vice President — Customer Experience since January 2011.
		•Senior Vice President — Customer Service, Operations, CNO Financial Group Inc. (insurance holding company) from October 2008 to December 2010.

•Senior Vice President — National Practice Leader U.S., Aon Corporation (provider of risk management services, insurance and reinsurance brokerage and human resources consulting and outsourcing services) from June 2008 to October 2008.

		•Senior Vice President — Customer Service, Underwriting Operations, MetLife, Inc. (global provider of insurance, annuities and employee benefit programs) from 2000 to 2008.
James C. Fish, Jr.	49	•Senior Vice President, Eastern Group since June 2011.
		•Area Vice President, Pennsylvania and West Virginia Area from January 2009 to June 2011.
		•Market Area General Manager, Western Pennsylvania and West Virginia Market Area from February 2008 to January 2009.
		•Market Area General Manager, Rhode Island and Southern Massachusetts Market Area from September 2006 to February 2008.
Brett W. Frazier	57	•Senior Vice President —Southern Group since June 2011.
		•Senior Vice President — Eastern Group from June 2007 to June 2011.
		•Vice President — Collections Operation Support from February 2006 to June 2007.

Name	Age	Positions Held and Business Experience for Past Five Years
Jeff M. Harris	57	•Senior Vice President — Midwest Group since April 2006.
John J. Morris	42

•Chief Strategy Officer since March 2012.

•Area Vice President — Greater Mid-Atlantic Area from July 2011 to March 2012.

•Area Vice President — Waste Management of New Jersey from February 2007 to July 2011.

Steven C. Preston	51	•Executive Vice President — Finance, Recycling and Energy Services since October 2011.

•President and Chief Executive Officer of Oakleaf Global Holdings, Inc. (provider of outsourced hauling, disposal, waste diversion and recycling services; the Company acquired Oakleaf in July 2011) from July 2009 to October 2011.

		•Secretary of the United States Department of Housing and Urban Development from June 2008 to January 2009.
		•Administrator of the United States Small Business Administration from June 2006 to June 2008.
Cherie C. Rice	49	•Vice President — Finance since May 2004, and Treasurer since January 2004.
Greg A. Robertson	58	•Vice President and Chief Accounting Officer since March 2004.
Carl V. Rush, Jr	56	•Senior Vice President — Organic Growth since December 2010.
		•Vice President — Organic Growth from January 2006 to December 2010.
James E. Trevathan	59	•Executive Vice President — Growth, Innovation and Field Support since June 2011.
		•Senior Vice President — Southern Group from July 2007 to June 2011.
		•Senior Vice President — Eastern Group from July 2004 to June 2007.
Mark A. Weidman	55	•President of Wheelabrator Technologies Inc., a wholly-owned subsidiary of the Company, since March 2006.
Rick L Wittenbraker	64	•Senior Vice President, General Counsel and Chief Compliance Officer since November 2003.
Duane C. Woods	60	•Senior Vice President — Western Group since July 2004.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The objective of our executive compensation program is to attract, retain, reward and incentivize exceptional, talented employees who will lead the Company in the successful execution of its strategy. The Company seeks to accomplish this goal by designing a compensation program that is supportive of and aligns with the strategy of the Company and the creation of stockholder value, while discouraging excessive risk-taking. The Company is dedicated to three transformational goals that we believe will drive continued growth and leadership in a dynamic industry: know more about our customers and how to service them than anyone else; use conversion and processing technology to extract more value from the materials we manage; and continuously improve our operational efficiency. The following key structural elements and policies further the objective of our executive compensation program:

•

a substantial portion of executive compensation is linked to Company performance, through annual cash performance criteria and long-term incentive awards. As a result, our executive compensation program provides for a significant difference in total compensation in periods of above-target Company performance as compared to periods of below-target Company performance;

•	performance goals are designed to be challenging, yet achievable;

•	performance based awards include threshold, target and maximum payouts correlating to a range of performance and are based on a variety of indicators of performance, which limits risk-taking behavior;

•

our compensation mix targets approximately 50% of total compensation of our named executives (and approximately 68% in the case of our Chief Executive Officer and President) to result from long-term equity awards, which aligns executives’ interests with those of stockholders. The MD&C Committee altered the overall compensation allocation of operational leaders in 2011 to increase the weight of long-term equity compensation;

•

performance stock units’ three-year performance period, as well as stock options’ vesting over a three-year period, link executives’ interests with long-term performance and reduce incentives to maximize performance in any one year;

•	all of our named executive officers are subject to stock ownership requirements, which we believe demonstrates a commitment to, and confidence in, the Company’s long-term prospects;

•

the Company has clawback provisions in its equity award agreements and recent employment agreements, as well as a general clawback policy, designed to recoup compensation in certain cases when cause and/or misconduct are found;

•

our executive officer severance policy implemented a limitation on the amount of benefits the Company may provide to its executive officers under severance agreements entered into after the date of such policy; and

•	the Company has adopted a policy that prohibits it from entering into new agreements with executive officers that provide for certain death benefits or tax gross-up payments.

The executive compensation program for 2011 fulfilled its objective by helping the Company manage through a challenging year and finish the year with strong fourth quarter results, poised to continue its progress on strategic growth initiatives and cost savings programs. For Waste Management, 2011 was a year of continued investment in the future, while also continuing to produce strong cash flows, return cash to our stockholders and take a disciplined approach to yield management. In line with the Company’s 2011 financial results, the annual cash incentive awards for 2011 that are based on Company-wide performance metrics warranted a payout of 84.96% of target. This payout reflects that the Company exceeded the maximum performance level on its pricing improvement goal. However, the Company fell short of the threshold performance level for the income from operations margin performance goal, which substantially lowered the annual cash bonus payout. The Midwest

Group exceeded target level performance for income from operations excluding depreciation and amortization; whereas, the other geographic Groups’ and Company-wide performance exceeded threshold, but fell short of target on this measure. Additionally, the Company is pleased to have generated a return on invested capital, for purposes of our performance share unit performance goals, that was well above threshold for the three-year performance period, resulting in an 86.99% payout on performance share units in shares of Common Stock. This is a positive development for the Company and executives, after zero payout was earned on performance share units in 2010 because threshold criteria was not met for the three-year performance period that ended December 31, 2010. The 2011 results have provided reassurance that our performance goals are challenging, but attainable. The MD&C Committee believes that the 2011 executive compensation plan successfully aligned our executive compensation structure with the overall Company strategy and motivated the performance we seek to reward. Accordingly, the compensation of the Company’s executive officers set forth in the Summary Compensation Table of this Proxy Statement, whom we refer to as the “named executive officers” or “named executives,” evidences our commitment to link executive pay with Company performance.

Consideration of Stockholder Advisory Vote and Recent Developments

The MD&C Committee established the 2011 compensation plan in early 2011, before the stockholder advisory vote on executive compensation in May 2011. However, the MD&C Committee has since noted the results of the advisory stockholder vote, with 97% of shares present and entitled to vote at the annual meeting voting in favor of the Company’s executive compensation. Accordingly, the results of the stockholder advisory vote have not caused the MD&C Committee to recommend any changes to our compensation practices.

The Company continues to adapt its compensation program to best support our strategy and the accomplishment of our goals. As a result, the MD&C Committee has approved the changes described below to our executive compensation program for 2012:

•

Annual Cash Bonus Performance Goals:    We have adopted a new performance measure designed to increase our focus on controlling costs, based on operating expense, plus selling, general & administrative expense, as a percentage of net revenue. We have also adopted a new cash flow performance measure, based on income from operations excluding depreciation and amortization less capital expenditures, which is designed to increase our focus on disciplined capital spending. These two new measures, together with our current income from operations margin measure, will make up the three performance measures for our 2012 annual cash bonuses and will be equally weighted.

•

Allocation of Long-Term Incentive Plan Awards:    We have increased the weighting of performance share units, which are dependant on achievement of specified performance measures, from 30%, in 2011, to 80% of the total value of each named executive’s annual long-term incentive plan award for 2012. Stock options will continue to encourage and reward stock price appreciation and will comprise the remaining 20% of the total value of each named executive’s award.

•

Performance Share Unit Performance Goals:    Half of the performance share units granted in 2012 will retain the return on invested capital performance measure; while the remaining half of all performance share units granted in 2012 will be dependant on a new performance measure based on total shareholder return relative to the S&P 500. All performance share units will continue to have a three-year performance period.

Our Compensation Philosophy for Named Executive Officers

The Company’s compensation philosophy is designed to:

•	Attract and retain exceptional employees through competitive compensation opportunities;

•	Encourage and reward performance through substantial at-risk performance-based compensation; and

•	Align our decision makers’ long-term interests with those of our stockholders through emphasis on equity ownership.

Additionally, as the Company pursues its transformation strategy, our compensation philosophy is intended to encourage executives to embrace the change necessary to achieve the Company’s goals and to lead the Company in setting aspirations that will drive a change in Company-wide culture.

With respect to our named executive officers, the MD&C Committee believes that total direct compensation at target should be in a range around the competitive median according to the following:

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Base salaries should be paid within a range of plus or minus 10% around the competitive median, but attention must be given to individual circumstances, including strategic importance of the named executive’s role, the executive’s experience and individual performance;

•	Short-term incentive opportunities should be within a range of plus or minus 15% around the competitive median; and

•	Long-term incentive opportunities should be within a range of plus or minus 20% around the competitive median.

Overview of Elements of Our 2011 Compensation Program

Timing	Component	Purpose	Key Features
Current	Base Salary	To attract and retain executives with a competitive level of regular income appropriate for respective positions and responsibilities

Adjustments to base salary primarily consider competitive market data for cost of labor increases and executive’s individual performance and impact on the Company.

Base salary adjustments are also considered when an executive takes on a new position and/or additional responsibilities.

Short-Term Performance Incentive	Annual Cash Bonus	To encourage and reward contributions to our annual financial performance objectives through at-risk compensation subject to challenging, objective and transparent metrics

Bonuses are targeted at a percentage of base salary and could range from zero to 280% of target based on:

•  Income from Operations excluding Depreciation and Amortization- encourages generation of cash flow, which drives stockholder value (40%); upon achieving this performance goal, a payout multiplier based on revenue growth could be triggered;

•  Income from Operations Margin- motivates employees to control and lower costs and operate efficiently, thereby increasing our income from operations as a percentage of revenues (30%); and

•  Pricing Improvement- promotes discipline in executing our pricing programs to ensure we receive strong operating margins on volumes (30%).

The MD&C Committee has discretion to increase or decrease an individual’s payment by up to 25% based on individual performance, but such modifier has never been used to increase a payment to a named executive.

Timing	Component	Purpose	Key Features
Long-Term Performance Incentives	Performance Share Units	To encourage and reward building long-term stockholder value through profitable allocation of capital; To retain executives; and To increase stockholder alignment through executives’ stock ownership

Number of shares delivered can range from zero to 200% of the initial target grant based on return on invested capital, or ROIC, over a three-year performance period.

Grants are generally forfeited if the executive voluntarily terminates his employment.

PSUs earn dividend equivalents based on the number of shares actually awarded.

Recipients can defer the receipt of shares, which are paid out in shares of Common Stock, without interest, at the end of the deferral period.

	Stock Options	To encourage and reward stock price appreciation over the long-term; To retain executives; and To increase stockholder alignment through executives’ stock ownership

Supports the growth element of the Company’s strategy.

Stock options vest in 25% increments on the first two anniversaries of the date of grant and the remaining 50% vest on the third anniversary.

Exercise price is the average of the high and low market price of our Common Stock on the date of grant.

Stock options have a term of ten years.

Unvested options are generally forfeited if the executive voluntarily terminates his employment.

Post-Employment and Change-in-Control Compensation.    The compensation our named executives receive post-employment is based on provisions included in individual equity award agreements, retirement plan documents and employment agreements. We enter into employment agreements with our named executive officers because they encourage continuity of our leadership team, which is particularly valuable as leadership manages the Company through the change needed to successfully implement our transformational business strategy. Employment agreements also provide a form of protection for the Company through restrictive covenant provisions, and they provide the individual with comfort that he will be treated fairly in the event of a termination not for cause or under a change-in-control situation. The change-in-control provision included in each named executive officer’s agreement requires a double trigger in order to receive any payment in the event of a change-in-control situation. First, a change-in-control must occur, and second the individual must terminate his employment for good reason or the Company must terminate his employment without cause within six months prior to or two years following the change-in-control event. Our stock option awards are also subject to double trigger vesting in the event of a change-in-control situation. Performance share units will be paid out in cash on a prorated basis based on actual results achieved through the end of the fiscal quarter prior to a change-in-control. Thereafter, the executive would typically receive a replacement award of restricted stock units in the successor entity. We believe providing change-in-control protection encourages our named executives to pursue and facilitate change-in-control transactions that are in the best interests of stockholders while not granting executives an undeserved windfall.

Deferral Plan.    Each of our named executive officers is eligible to participate in our 409A Deferral Savings Plan. The plan allows all employees with a minimum base salary of $170,000 to defer up to 25% of their base salary and up to 100% of their annual bonus (“eligible pay”) for payment at a future date. Under the plan, the Company matches the portion of pay that cannot be matched in the Company’s 401(k) Savings Plan due to IRS limits. The Company match provided under the 401(k) Savings Plan and the Deferral Plan is dollar for dollar on the first 3% of eligible pay, and fifty cents on the dollar for the next 3% of eligible pay. Participants can contribute the entire amount of their eligible pay to the Deferral Plan. Contributions in excess of the 6% will not be matched but will be tax-deferred. Company matching contributions begin in the Deferral Plan once the employee has reached the IRS limits in the 401(k) plan. Amounts deferred under this plan are allocated into accounts that mirror selected investment funds in our 401(k) plan, although the amounts deferred are not actually invested in the funds. We believe that providing a program that allows and encourages planning for retirement is a key factor in our ability to attract and retain talent. Additional details on the plan can be found in the Nonqualified Deferred Compensation table and the footnotes to the table on page 44.

Perquisites.    Based on a periodic security assessment by an outside consultant, for security purposes, the Company requires the Chief Executive Officer and President to use the Company’s aircraft for business and personal use. Use of the Company’s aircraft is permitted for other employees’ personal use only with Chief Executive Officer approval in special circumstances, which seldom occurs. The value of our named executives’ personal use of the Company’s airplanes is treated as taxable income to the respective executive in accordance with IRS regulations using the Standard Industry Fare Level formula. This is a different amount than we disclose in the Summary Compensation Table, which is based on the SEC requirement to report the incremental cost to us of their use. We also reimburse the cost of physical examinations for our senior executives, as we believe it is beneficial to the Company to facilitate its executives receiving preventative healthcare. Other than as described in this paragraph, we have eliminated all perquisites for our named executive officers.

Our Named Executive Officers

Our named executive officers for 2011 are:

•	Mr. David Steiner- has served Waste Management as Chief Executive Officer since 2004 and President since June 2010.

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Mr. Steven Preston- recruited to join Waste Management as Executive Vice President – Finance, Recycling and Energy Services in October 2011 and became Waste Management’s principal financial officer upon Mr. Robert Simpson’s retirement. Mr. Preston was previously President and Chief Executive Officer of Oakleaf Global Holdings, which Waste Management acquired in July 2011.

•	Mr. Robert Simpson- served Waste Management as Senior Vice President and Chief Financial Officer from March 2004 until his retirement effective September 30, 2011.

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Mr. James Trevathan- was appointed to the new position of Executive Vice President – Growth, Innovation and Field Support in June 2011 after having most recently served Waste Management as Senior Vice President of the Southern Group since 2007.

•	Mr. Jeff Harris- has served Waste Management as Senior Vice President of the Midwest Group since April 2006.

•	Mr. Duane Woods- has served Waste Management as Senior Vice President of the Western Group since July 2004.

How Named Executive Officer Compensation Decisions are Made

The MD&C Committee meets several times each year to perform its responsibilities as delegated by the Board of Directors and as set forth in the MD&C Committee’s charter. These responsibilities include evaluating and approving the Company’s compensation philosophy, policies, plans and programs for our named executive officers.

In the performance of its duties, the MD&C Committee regularly reviews the total compensation, including the base salary, target annual bonus award opportunities, long-term incentive award opportunities and other benefits, including potential severance payments for each of our named executive officers. At a regularly scheduled meeting each year, the MD&C Committee reviews our named executives’ total compensation and compares that compensation to the competitive market, as discussed below. In the first quarter of each year, the MD&C Committee meets to determine salary increases, if any, for the named executive officers; verifies the results of the Company’s performance for annual incentive and performance share unit calculations; reviews the individual annual incentive targets for the current year as a percent of salary for each of the named executive officers; and makes decisions on granting long-term equity awards.

Compensation Consultant.    The MD&C Committee uses several resources in its analysis of the appropriate compensation for the named executive officers. The MD&C Committee selects and employs an independent consultant to provide it advice relating to market and general compensation trends. The MD&C Committee also uses the services of its independent consultant for data gathering and analyses. The MD&C Committee has retained Frederic W. Cook & Co., Inc. as its independent consultant since 2002. The Company makes regular payments to Frederic W. Cook for its services around executive compensation, including meeting preparation and attendance, advice, best practice information, as well as competitive data. Information about such payments is submitted to the chair of the MD&C Committee.

In addition to services related to executive compensation, the consultant also provides the Board of Director’s Nominating and Governance Committee information and advice considered when recommending compensation of the independent directors. Frederic W. Cook has no other business relationships with the Company and receives no other payments from the Company. The MD&C Committee adopted a written policy to ensure the independence of any compensation consultants it uses for executive compensation matters. Pursuant to the policy, no compensation consultant engaged by the MD&C Committee to assist in determining or recommending the compensation of executive officers or independent directors of the Board of Directors may be engaged by management of the Company unless first approved by the MD&C Committee. Since the adoption of the policy, no engagements have been proposed to the MD&C Committee for approval.

Role of CEO.    Mr. Steiner contributes to compensation determinations by assessing the performance of the named executive officers reporting to him and providing these assessments with recommendations to the MD&C Committee. Personnel within the Company’s People Department assist the MD&C Committee by working with the independent consultant to provide information requested by the MD&C Committee and assisting it in designing and administering the Company’s incentive programs.

Peer Company Comparisons.    The MD&C Committee uses compensation information of comparison groups of companies to gauge the competitive market, which is relevant for attracting and retaining key talent and for ensuring that the Company’s compensation practices are aligned with prevalent practices. For purposes of establishing the 2011 executive compensation program, the MD&C Committee considered a competitive analysis of total direct compensation levels and compensation mixes for our executive officers, using information from:

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two general industry surveys as provided by management; the Hewitt Associates 2010 TCM Executive Total Compensation Survey and the Towers Watson 2010 U.S. General Industry Executive Database. The competitive consensus for top five named executive officers consists of an equally-weighted average of comparison company median data and size-adjusted median data from both general industry surveys; and

•	a comparison group of 20 companies, described below.

The comparison group of companies is initially recommended by the independent consultant prior to the actual data gathering process, with input from management. The composition of the group is evaluated and a final comparison group of companies is approved by the MD&C Committee each year. The selection process for the comparison group begins with all companies in the Standard & Poor’s North American database that are publicly traded U.S. companies in 17 different Global Industry Classifications. These industry classifications are meant to provide a collection of companies in industries that share similar characteristics with Waste Management. The companies are then limited to those with at least $5 billion in annual revenue to ensure appropriate comparisons, and further narrowed by choosing those with asset intensive domestic operations, as well as those focusing on transportation and logistics. Companies with these characteristics are chosen because the MD&C Committee believes that it is appropriate to compare our executives’ compensation with executives that have similar responsibilities and challenges at other companies. The MD&C Committee received a statistical analysis of the growth profile, profitability profile, size and shareholder return of all companies in the comparison group to verify that the Company is appropriately positioned versus the comparison group. This analysis revealed the Company’s composite percentile rankings among the companies in the comparison group based on numerous statistical measures were as follows: growth profile – 43%; profitability profile – 54%; size profile – 48%; and shareholder return profile – 73%. The comparison group used for consideration of 2011 compensation was composed of the companies listed below:

American Electric Power Baker Hughes Burlington Northern Santa Fe CH Robinson CSX Entergy FedEx Grainger Halliburton Hertz	NextEra Energy Norfolk Southern Republic Services Ryder Schlumberger Southern Company Sysco Union Pacific United Parcel Service YRC Worldwide

The general industry data and the comparison group data are blended when composing the competitive analysis, when possible, such that the combined general industry data and the comparison group are each weighted 50%. The competitive analysis showed that the Company’s named executives’ 2011 total direct compensation opportunities are positioned in a range around the median of the compensation of the executives comprising the competitive analysis, and none of our named executive officers’ total direct compensation is above the range around the median for their peers in the competitive analysis. For competitive comparisons, the MD&C Committee has determined that total direct compensation packages for our named executive officers within a range of plus or minus twenty percent of the median total compensation of the competitive analysis is appropriate. In making these determinations, total direct compensation consists of base salary, target annual bonus, and the annualized grant date fair value of long-term equity incentive awards.

Allocation of Compensation Elements and Tally Sheets.    The MD&C Committee considers the forms in which total compensation will be paid to executive officers and seeks to achieve an appropriate balance between base salary, annual cash incentive compensation and long-term incentive compensation. The MD&C Committee determines the size of each element based primarily on comparison group data and individual and Company performance. The percentage of compensation that is contingent on achievement of performance criteria typically increases in correlation to an executive officer’s responsibilities within the Company, with at-risk performance-based incentive compensation making up a greater percentage of total compensation for our most senior executive officers. Additionally, as an executive becomes more senior, a greater percentage of the executive’s compensation shifts away from short-term to long-term incentive awards.

The MD&C Committee uses tally sheets to review the compensation of our named executive officers, which show the cumulative impact of all elements of compensation. These tally sheets include detailed information and dollar amounts for each component of compensation, the value of all equity held by each named executive, and the value of welfare and retirement benefits and severance payments. Tally sheets provide the MD&C Committee with the relevant information necessary to determine whether the balance between long-term and short-term compensation, as well as fixed and variable compensation, is consistent with the overall compensation philosophy of the Company. This information is also useful in the MD&C Committee’s analysis of whether total direct compensation provides a compensation package that is appropriate and competitive. Tally sheets are provided to the full Board of Directors.

The following charts display the allocation of total 2011 compensation among base salary, annual cash incentive at target and long-term incentives at target for our Chief Executive Officer and President and for Messrs. Trevathan (prior to his promotion), Harris and Woods, on average. In the process of establishing the 2011 executive compensation program, the MD&C Committee determined that the compensation of our Senior Group Vice President position was weighted too heavily in favor of short-term incentives in comparison to our peers. As a result, the MD&C Committee revised the allocation of 2011 targeted compensation of Senior Group Vice Presidents that are named executives as shown below to shift emphasis toward long-term incentives. Accordingly, these charts reflect the MD&C Committee’s 2011 desired total mix of compensation for Senior

Group Vice Presidents, which includes approximately 49% of total compensation relating to long-term equity, while long-term equity comprises almost 68% of Mr. Steiner’s total compensation.

Chief Executive Officer and President	Senior Group Vice Presidents (average)

Internal Pay Equity.    The MD&C Committee considers the differentials between compensation of the individual named executive officers, as well as the additional responsibilities of the Chief Executive Officer and President compared to the other executive officers. Internal comparisons are also made between executive officers and their direct reports. The MD&C Committee confirms that the compensation paid to executive officers is reasonable compared to that of their direct reports, while recognizing that an executive’s actual total compensation, as a multiple of the total compensation of his or her subordinates, will increase in periods of above-target performance and decrease in times of below-target performance.

Tax and Accounting Matters.    Section 162(m) of the Internal Revenue Code of 1985, as amended (“Code Section 162(m)”), denies a compensation deduction for federal income tax purposes for certain compensation in excess of $1 million paid to our Chief Executive Officer and President and our other three highest paid executives who are employed on the last day of our fiscal year. “Performance based” compensation meeting specified standards is deductible without regard to the $1 million cap. We design our compensation plans to be tax efficient for the Company where possible. However, our MD&C Committee reserves the right to structure the compensation of our executive officers without regard for whether the compensation is fully deductible if, in the MD&C Committee’s judgment, it is in the best interests of the Company and stockholders to do so.

The annual bonus plan is designed to comply with the performance-based compensation exemption under Code Section 162(m) by allowing the MD&C Committee to set performance criteria for payments, which may not exceed the predetermined amount of 0.5% of the Company’s pre-tax income per participant. Our performance share unit awards are also intended to meet the qualified performance-based compensation exception under Code Section 162(m).

Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), generally provides that any deferred compensation arrangement which does not meet specific requirements will result in immediate taxation of any amounts deferred to the extent not subject to a substantial risk of forfeiture. In general, to avoid a Code Section 409A violation, amounts deferred may only be paid out on separation from service, disability, death, a specified time or fixed schedule, a change-in-control or an unforeseen emergency. Furthermore, the election to defer generally must be made in the calendar year prior to performance of services. We intend to structure all of our compensation arrangements, including our Deferral Plan, in a manner that complies with or is exempt from Code Section 409A.

We account for stock-based payments, including stock options and performance share units, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation. The MD&C Committee takes into consideration the accounting treatment under ASC Topic 718 when determining the form and amount of annual long-term equity incentive awards. However, because our long-term equity incentive awards are based on a target dollar value established prior to grant (described in further detail under “Named Executives’ 2011 Compensation Program and Results — Long-Term Equity Incentives”), this “value” will differ from the grant date fair value of awards calculated pursuant to ASC Topic 718.

Risk Assessment.    The MD&C Committee uses the structural elements set forth in the Executive Summary above to establish compensation that will provide sufficient incentives for named executive officers to drive results while avoiding unnecessary or excessive risk taking that could harm the long-term value of the

Company. During 2011, the MD&C Committee reviewed the Company’s assessment of risk created by the Company’s compensation policies and practices, which was conducted with guidance from the independent compensation consultant. The MD&C Committee concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Consideration of Stockholder Advisory Vote on Executive Compensation.     The MD&C Committee reviews the results of the stockholder advisory vote on executive compensation and considers any implications of such voting results on the Company’s compensation programs.

Recruitment of Mr. Preston and Promotion of Mr. Trevathan.    In light of Mr. Simpson’s desire to retire, the Company conducted a search for a new principal financial officer. Mr. Preston, previously President and Chief Executive Officer of Oakleaf Global Holdings, was identified as the desired successor following Waste Management’s acquisition of Oakleaf in July 2011. Mr. Preston is our only named executive recruited to his position from outside the Company. When establishing compensation for Mr. Preston, the MD&C Committee considered the compensation level of his predecessor and the competitive analysis prepared when 2011 executive compensation was established. The MD&C Committee determined that an increased base salary was justified on the basis of the competitive analysis, as well as the fact that Mr. Preston assumed oversight responsibilities for recycling, waste-to-energy and organic growth operations in addition to responsibilities of the principal financial officer. Additionally, the MD&C Committee concluded that it was appropriate to guarantee Mr. Preston an annual cash bonus for 2011 to entice him to take on a new employment opportunity. The MD&C Committee also approved an award to Mr. Preston of 184,584 stock options under the Company’s 2009 Stock Incentive Plan with the same term and vesting provisions as stock options awarded to other named executives in 2011. This equity award was granted as a component of Mr. Preston’s overall competitive compensation package, as well as to encourage and reward long-term performance, promote retention and increase Mr. Preston’s alignment with stockholders.

Additionally, in June 2011, Mr. Trevathan was promoted to the new position of Executive Vice President — Growth, Innovation and Field Support. In this new role, Mr. Trevathan is responsible for integrating the Company’s operations, sales and people functions to support the field’s achievement of the Company’s transformational growth goals. He is working in close coordination with the Company’s Group Senior Vice Presidents. Company functions reporting into Mr. Trevathan include the corporate staff in Collection and Post-Collection Operations, Safety, Procurement, Innovation & Optimization, Business Solutions, Enterprise Program Integration, Sales & Marketing, and Human Resources. In recognition of this promotion and the strategic importance of the additional responsibilities that Mr. Trevathan assumed, Mr. Trevathan received an award of 150,000 stock options under the Company’s 2009 Stock Incentive Plan with the same term and vesting provisions as stock options awarded to other named executives in 2011.

Named Executives’ 2011 Compensation Program and Results

Base Salary

Each of Mr. Steiner and Mr. Simpson received a 2.5% increase in base salary, in line with the corporate-level budget. In early 2011, the base salaries of the Group Senior Vice Presidents were determined to be on the high side of our target range around the competitive median, and as a result, none of the Group Senior Vice Presidents that are named executives received an increase in base salary for the second year in a row. Mr. Preston’s base salary was established in connection with his recruitment to the Company, as discussed above. The table below shows the 2010 base salary, percent increase in base salary and 2011 base salary for each of our named executive officers:

Named Executive Officer	2010 Base Salary	Percent Increase	2011 Base Salary
Mr. Steiner	$1,100,000	2.5	$1,127,500
Mr. Preston	N/A	N/A	$580,000
Mr. Simpson	$531,405	2.5	$544,690
Mr. Trevathan	$566,298	0	$566,298
Mr. Harris	$536,278	0	$536,278
Mr. Woods	$565,710	0	$565,710

Annual Cash Bonus

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Annual cash bonuses were dependant on the following metrics: Income from Operations excluding Depreciation and Amortization (weighted 40%); Income from Operations Margin (weighted 30%) and Pricing Improvement (weighted 30%).

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Actual bonus payments made in March 2012 for fiscal 2011 were: 84.96% of target for Mr. Steiner, based on Company-wide performance, and were 84.96%, 109.24% and 84.96% of target for Messrs. Trevathan, Harris and Woods, respectively, based on a combination of individual, Company-wide and field-level performance.

For purposes of 2011 annual cash bonuses for corporate-level employees, including Mr. Steiner, performance is measured using the Company’s consolidated results of operations. The table below details the Company-wide performance measures set by the MD&C Committee for the corporate-level named executive officers’ bonuses earned in 2011.

	Threshold Performance*	Target Performance (100% Payment)	Maximum Performance (200%Payment)
Income from Operations Margin	15.84%	17.60%	19.36%
Income from Operations excluding Depreciation and Amortization**	$3,268 million	$3,631 million	$3,994 million
Pricing Improvement***	2.2%	2.6%	3.0%

*	Achievement of threshold performance yields a 60% payout level for the income from operations excluding depreciation and amortization metric and the pricing improvement metric and a 93.4% payout on the income from operations margin metric.

**	The design of the 2011 annual bonus plan provided that, upon achieving target level performance on the income from operations excluding depreciation and amortization metric, the payout associated with this metric could be doubled based on year-over-year revenue growth. However, because the income from operations excluding depreciation and amortization metric fell below target (as detailed further below), the revenue growth multiplier was not applicable.

***	Calculated using weighted average rate per unit increase, based on commercial and industrial collection operations; transfer stations; and municipal solid waste and construction and demolition volumes at our landfills, but excluding new business, special waste and residential waste. The pricing measures used for these calculations are not the same as “yield” as we present in any of our disclosures, such as the Management’s Discussion and Analysis section of our Forms 10-K and 10-Q or our earnings press releases, and the targeted increases shown in the table should not be construed as a targeted increase in “yield” as discussed in those disclosures.

The 2011 annual cash bonuses of Messrs. Trevathan, Harris and Woods were calculated using (i) the Company’s consolidated results of operations for measuring income from operations margin and pricing improvement and (ii) their respective field-based results of operations for measuring income from operations excluding depreciation and amortization. (With respect to Mr. Trevathan, his performance calculation was prorated to take account of field-based results for the period of 2011 before he was promoted to his current corporate-level position.) The MD&C Committee then has discretion to increase or decrease an individual’s payment by up to 25% based on individual performance. The MD&C Committee has never used this modifier to increase a payment to a named executive; however, as detailed below, this modifier was used to lower named executives’ annual cash bonuses for 2011. We believe using field-based results for income from operations excluding depreciation and amortization is appropriate because it ties our field-based named executive officers’ compensation directly to the success or failure of operations that receive their primary attention. In the case of Messrs. Trevathan and Woods, the measure income from operations excluding depreciation and amortization was comprised of two separate calculations. The first calculation (weighted 70%) was based solely on results of operations for their respective Group; the second calculation (weighted 30%) was based on results of operations for their respective Group, as integrated with operations of our Wheelabrator subsidiary that are not a component of the Group’s calculated results for financial reporting purposes, but which are located physically within the Group’s geographic area. This calculation, which we refer to as the Group’s “integrated” performance measure, is intended to encourage the operating business units within the geographic Groups to support and collaborate with Wheelabrator’s operating business units in their area. The following table sets forth the income from operations excluding depreciation and amortization performance measure, on a stand-alone and an integrated basis, as set by the MD&C Committee for the respective Groups of Messrs. Trevathan, Harris and Woods:

	Threshold Performance (60% Payment)	Target Performance (100% Payment)	Maximum Performance (200%Payment)
	(In millions)	(In millions)	(In millions)
Southern Group (Mr. Trevathan)	$1,061	$1,179	$1,297
Integrated: Southern Group (Mr. Trevathan)	$1,137	$1,263	$1,389
Midwest Group (Mr. Harris)	$841	$934	$1,027
Integrated: Midwest Group (Mr. Harris)	N/A	N/A	N/A
Western Group (Mr. Woods)	$784	$871	$958
Integrated: Western Group (Mr. Woods)	$793	$881	$969

The following table sets forth the Company’s performance achieved on each of the annual cash bonus performance goals on a Company-wide consolidated basis, the payout earned on account of such performance, and the calculation of Mr. Steiner’s annual cash bonus payout based on such goals.

Calculation of Annual Cash Bonus Payout for Mr. Steiner:

	Income from Operations excluding Depreciation and Amortization: (weighted 40%)		Income from Operations Margin: (weighted 30%)		Pricing Improvement: (weighted 30%)		Total Payout Earned (as a percentage of Target)
	Actual	Payout Earned	Actual	Payout Earned	Actual	Payout Earned
Company Consolidated	$3,290 million	62.40%	15.77%	0%	3.2%	200%

			Payout Based on Performance Measures				84.96%
			Individual Performance Modifier				100%

			Modified Payout				84.96%

The following three tables set forth the calculation of the annual cash bonus payout for Messrs. Trevathan, Harris and Woods, respectively. As reflected below and as explained in more detail two paragraphs above, these individuals’ payouts were based on performance achieved on a combination of Company-wide and field-level goals and individual performance.

Calculation of Annual Cash Bonus Payout for Mr. Trevathan:

	Income from Operations excluding Depreciation and Amortization: (weighted 40%)		Income from Operations Margin: (weighted 30%)		Pricing Improvement: (weighted 30%)		Total Payout Earned (as a percentage of Target)
	Actual	Payout Earned*	Actual	Payout Earned	Actual	Payout Earned
Company Consolidated	$3,290 million	62.40%	15.77%	0%	3.2%	200%
Southern Group (weighted 70%)	$1,067 million	62.04%
Southern Integrated (weighted 30%)	$1,150 million	64.60%

			Payout Based on Performance Measures				85.03%
			Individual Performance Modifier				99.9%

			Modified Payout				84.96%

*	This calculation was prorated to take account of field-based results for the period of 2011 before Mr. Trevathan was promoted to his current corporate-level position.

Calculation of Annual Cash Bonus Payout for Mr. Harris:

	Income from Operations excluding Depreciation and Amortization: (weighted 40%)		Income from Operations Margin: (weighted 30%)		Pricing Improvement: (weighted 30%)		Total Payout Earned (as a percentage of Target)
	Actual	Payout Earned	Actual	Payout Earned	Actual	Payout Earned
Company Consolidated			15.77%	0%	3.2%	200%
Midwest Group	$956 million	123.10%

			Payout Based on Performance Measures				109.24%
			Individual Performance Modifier				100%

			Modified Payout				109.24%

Calculation of Annual Cash Bonus Payout for Mr. Woods:

	Income from Operations excluding Depreciation and Amortization: (weighted 40%)		Income from Operations Margin: (weighted 30%)		Pricing Improvement: (weighted 30%)		Total Payout Earned (as a percentage of Target)
	Actual	Payout Earned	Actual	Payout Earned	Actual	Payout Earned
Company Consolidated			15.77%	0%	3.2%	200%
Western Group (weighted 70%)	$820 million	76.84%
Western Integrated (weighted 30%)	$829 million	76.04%

			Payout Based on Performance Measures				90.64%
			Individual Performance Modifier				93.7%

			Modified Payout				84.96%

In determining actual performance achieved on financial performance goals, the MD&C Committee has discretion to make adjustments to the calculations for unusual or otherwise non-operational matters that it believes do not accurately reflect results of operations expected from management for bonus purposes. In 2011, the calculation of income from operations excluding depreciation and amortization and income from operations margin were adjusted to exclude the effects of: (i) revisions of estimates associated principally with remedial liabilities at a closed site; (ii) the accounting effect of changes in ten-year Treasury rates, which are used to discount remediation reserves; (iii) restructuring undertaken as part of our cost savings programs; (iv) impairments at two closed Healthcare Solutions facilities; and (v) charges related to integration of the acquired Oakleaf business and Oakleaf operating losses. Adjustments are not made to forgive poor performance, and the MD&C Committee considers both positive and negative adjustments to results. Adjustments are made to ensure that rewards are aligned with the right business decisions and are not influenced by potential short-term gain or impact on bonuses. Adjusting for certain items, like those discussed herein, avoids creating incentives for individuals to fail to take actions for the longer-term good of the Company in order to meet short-term goals. The aggregate net impact of the adjustments mentioned above resulted in a $43.12 million increase in income from operations excluding depreciation and amortization on a Company-wide consolidated basis. These adjustments also increased field-level and integrated income from operations excluding depreciation and amortization to the extent applicable to the respective geographic Groups.

The following table shows each named executive’s target percentage of base salary, percentage of target earned in 2011, and amount of annual cash bonus for 2011.

Named Executive Officer	Target Percentage of Base Salary	Percentage of Target Earned in 2011	Annual Cash Bonus For 2011
Mr. Steiner	115	84.96%	$1,095,356
Mr. Preston*	85	—	$510,000
Mr. Simpson**	85	—	—
Mr. Trevathan	75	84.96%	$360,845
Mr. Harris	75	109.24%	$439,373
Mr. Woods	75	84.96%	$360,470

*	As discussed above, Mr. Preston was guaranteed a fixed cash bonus for 2011 upon his recruitment to the Company.

**	Upon his retirement from the Company, Mr. Simpson forfeited any annual cash bonus for 2011.

The MD&C Committee believes that the 2011 financial performance measures were goals that appropriately drove behaviors to create performance and results, in particular focusing on generating profitable revenue, cost cutting and cost control, and making the best use of our assets. When setting threshold, target and maximum performance measures each year, the MD&C Committee looks to the Company’s historical results of operations and analyses and forecasts for the coming year. Specifically, the MD&C Committee considers expected revenue based on analyses of pricing and volume trends, as affected by operational and general economic factors; expected wage, maintenance, fuel and other operational costs; and expected selling and administrative costs. Based on this information, in light of general economic conditions and indicators in early 2011 and the Company’s focus on growing revenue, the MD&C Committee determined that the target performance under the annual bonus plan for the income from operations excluding depreciation and amortization measure should be increased as compared to the prior year’s target and actual performance and that target performance under the income from operations margin measure should be increased as compared to the prior year’s target and on par with the prior year’s actual performance. The MD&C Committee discussed the continued effects of the recessionary environment and the impact that the Company’s transformational strategy was having on the Company’s results of operations and the challenges that the Company was facing in 2011, but determined the improvement in performance targeted by these performance measures was reasonable and appropriate for 2011. The MD&C Committee acknowledged the Company’s success reaching the pricing improvement gate of 3.0% in 2010 as a result of focused efforts on our pricing programs, but also acknowledged the risk that pricing improvement can pose to customer retention if not balanced, especially in a weak economy. Accordingly, the MD&C Committee determined that a slightly reduced pricing improvement target of 2.6% was reasonable and appropriate for 2011.

Long-Term Equity Incentives — Our equity awards are designed to hold individuals accountable for long-term decisions by rewarding the success of those decisions. The MD&C Committee continuously evaluates the components of its programs. In determining which forms of equity compensation are appropriate, the MD&C Committee considers whether the awards granted are achieving their purpose; the competitive market; and accounting, tax or other regulatory issues, among others. In determining the appropriate awards for the named executives’ 2011 annual long-term incentive grant, the MD&C Committee decided to grant both performance share units that use ROIC to focus on improved asset utilization and stock options that focus on increasing the market value of our stock. In 2011, the MD&C Committee increased the weighting of stock options in our long-term incentive plan awards to 70% stock options and 30% performance share units in order to better align the Company with equity compensation practices of growth-oriented companies and to motivate our executives to aggressively focus on growth. Before determining the actual number of performance share units and stock options that were granted to each of the named executives in 2011, the MD&C Committee established a target dollar amount value for each individual’s annual total long-term equity incentive award. The values chosen were based primarily on the comparison information for the competitive market, including an analysis of the named executives’ responsibility for meeting the Company’s strategic objectives. Additionally, our Chief Executive Officer and President proposed to the MD&C Committee that members of the senior leadership team, not including himself, receive a one-time “transformational award” of long-term equity to reward senior leadership for undertaking the Company’s new strategic initiatives, to encourage key employees to lead a change in Company-wide culture, and to retain key employees as the Company undergoes its transformation. Accordingly, the MD&C Committee approved a one-time additional award to the named executives, other than Mr. Steiner, equal to 10% of the dollar value of the named executive’s annual long-term equity incentive award. This transformational award was made up of stock options and performance share units using the same terms as the annual long-term equity incentive grant.

Named Executive Officer	Dollar Values of Annual Long-Term Equity Incentives Set by the Committee (at Target)	Dollar Values of Additional Transformational Award Set by the Committee (at Target)
Mr. Steiner	$5,100,000	N/A
Mr. Preston*	N/A	N/A
Mr. Simpson	$1,157,360	$115,736
Mr. Trevathan	$867,000	$86,700
Mr. Harris	$867,000	$86,700
Mr. Woods	$867,000	$86,700

*	Mr. Preston was not yet employed by the Company at the time of the annual long-term equity incentive grants.

Performance Share Units

•	Named executives were granted new performance share units with a three-year performance period ending December 31, 2013, which may be earned based on the achievement of a ROIC goal.

•

Named executive officers earned 86.99% of the performance share units that were granted in 2009 with the three-year performance period ended December 31, 2011; based on actual performance against goals described further below.

Performance share units are granted to our named executive officers annually to align compensation with the achievement of our long-term financial goals and to build stock ownership. Performance share units provide an immediate retention value to the Company because there is unvested potential value at the date of grant. The number of performance share units granted to our named executive officers corresponds to an equal number of shares of Common Stock. At the end of the three-year performance period for each grant, the Company will deliver a number of shares ranging from 0% to 200% of the initial number of units granted, depending on the Company’s three-year performance against a pre-established ROIC target and subject to the general payout and forfeiture provisions. ROIC in our plan is defined generally as net operating profit after taxes divided by capital. Capital is comprised of long-term debt, noncontrolling interests and stockholders’ equity, less cash. ROIC is an indicator of our ability to generate returns for our stockholders. We believe that earnings growth is important and an appropriate measure for our annual bonuses. However, creating value over time is also important, and we therefore chose the three-year performance period for our long-term incentive compensation. We believe that using a three-year average of ROIC incentivizes our named executive officers to ensure the strategic direction of the Company is being followed and forces them to balance the short-term incentives awarded for growth with the long-term incentives awarded for value generated.

The MD&C Committee determined the number of units that were granted to each of the named executives in 2011 by taking the targeted dollar amounts established for total long-term equity incentives (set forth in the table above) and multiplying by 30%. Those values were then divided by the average of the high and low price of our Common Stock over the 30 trading days preceding the MD&C Committee meeting at which the grants were approved to determine the target number of performance share units granted. The number of performance share units granted, including the transformational award, are shown in the table below:

Named Executive Officer	Number of Performance Share Units
Mr. Steiner	40,263
Mr. Preston*	N/A
Mr. Simpson**	10,051
Mr. Trevathan	7,529
Mr. Harris	7,529
Mr. Woods	7,529

*	Mr. Preston was not yet employed by the Company at the time that the 2011 performance share units were granted.

**	Payout on performance share units granted to Mr. Simpson will be based on actual performance for the three-year performance period and will be prorated for his length of service before retirement.

The table below shows the required achievement of the ROIC performance measure and the corresponding potential payouts under our performance share units granted in 2011:

	Threshold		Target		Maximum
	Performance	Payout	Performance	Payout	Performance	Payout
ROIC	15.1%	60%	17.8%	100%	21.4%	200%

The threshold, target and maximum measures are determined based on an analysis of historical performance and current projections and trends. If actual performance falls between target and either threshold or maximum levels, then the number of performance share units earned will be interpolated between the target performance amount and either the threshold or maximum performance amount, as applicable. The MD&C Committee uses this analysis and modeling of different scenarios related to items that affect the Company’s performance such as yield, volumes and capital to set the performance measures. As with the consideration of targets for the annual bonus, the MD&C Committee carefully considered several material factors affecting the Company for 2011 and beyond, including the continued impact of the recessionary economy and the Company’s transformational strategy and economic indicators for future periods. Given these factors, the MD&C Committee determined that the target for ROIC for the 2011 award should be a measured and reasonable improvement from 2010 target ROIC.

The table below shows the performance measures, the achievement of those measures and the corresponding payouts for the additional performance share units that have been granted since 2008:

	ROIC				EPS*
	Threshold	Target	Maximum	Actual	Threshold	Target	Maximum	Actual	Award Earned
2008 PSUs for period ended 12/31/10	17.6%	19.6%	23.5%	17.1%	$7.15	$7.44	$8.60	$6.29	Threshold criteria was not attained, and awards expired without vesting
2009 PSUs for period ended 12/31/11 **	15.6%	17.3%	20.8%	16.7%	—	—	—	—	Units earned a 86.99% payout in shares of Common Stock issued in 2/12
2010 PSUs for period ended 12/31/12	15.8%	17.6%	21.1%	—	—	—	—	—	Pending completion of performance period

*	Earnings per share is based on the cumulative measure over the three-year performance period.

**	Actual results set forth in the table are adjusted as described in the following paragraph.

Similar to the annual cash bonus performance metric calculations, the MD&C Committee has discretion to make adjustments to the ROIC calculation for unusual or otherwise non-operational matters that it believes do not accurately reflect results of operations expected from management for bonus purposes. In February 2012, the MD&C Committee approved adjustments to the calculation of results under the 2009 awards that had a performance period ended December 31, 2011. Net operating profit after taxes used in the calculation of results was adjusted to 1) include the effects of impairment charges resulting from the abandonment of licensed software and a cash litigation settlement received in connection with litigation pertaining to such software; and 2) exclude the effects of: (i) revisions of estimates associated with remedial liabilities; (ii) changes in ten-year Treasury rates, which are used to discount remediation reserves; (iii) withdrawal from underfunded multiemployer pension plans and labor disruption costs; (iv) charges related to the acquisition and integration of the acquired Oakleaf business; and (v) benefits from investments in low-income housing and a refined coal facility on tax rates. Capital used in the calculation of results was adjusted to exclude the impact of: (i) investments in low-income housing and a refined coal facility; (ii) the purchase price for Oakleaf, less goodwill and (iii) certain investments by our Wheelabrator subsidiary. Additionally, stockholders’ equity used in the calculation of capital excludes the impact of prior year tax audit settlements.

Adjustments are made to ensure that rewards are aligned with the right business decisions and are not influenced by potential short-term gain or impact on bonuses. Adjusting for certain items, like those discussed herein, avoids creating incentives for individuals to fail to take actions for the longer-term good of the Company in order to meet short-term goals. The aggregate impact of the adjustments mentioned above resulted in increasing the payout percentage on performance shares units from 71.4% to 86.99%.

Stock Options — The MD&C Committee believes use of stock options is appropriate to support the growth element of the Company’s strategy. The grant of options made to the named executive officers in the first quarter of 2011 in connection with the annual grant of long-term equity awards was based on the targeted dollar amounts established for total long-term equity incentives (set forth in the table above) and multiplied by 70%. The actual number of stock options granted was determined by assigning a value to the options using an option pricing model, and dividing the dollar value of compensation by the value of each option. The resulting number of stock options, including the transformational award, are shown in the table below:

Named Executive Officer	Number of Options
Mr. Steiner	583,333
Mr. Preston*	184,584
Mr. Simpson	145,616
Mr. Trevathan	109,084
Mr. Trevathan**	150,000
Mr. Harris	109,084
Mr. Woods	109,084

*	Initial grant of stock options received by Mr. Preston when he joined the Company, based on a target compensation value of $1 million.
**	Additional grant received by Mr. Trevathan upon his June 2011 promotion, based on a target compensation value of $964,500.

The stock options will vest in 25% increments on the first two anniversaries of the date of grant and the remaining 50% will vest on the third anniversary. The exercise price of the options is the average of the high and low market price of our Common Stock on the date of grant, and the options have a term of 10 years. See the Grant of Plan-Based Awards in 2011 table below for specific exercise prices. We account for our employee stock options under the fair value method of accounting using a Black-Scholes methodology to measure stock option expense at the date of grant. The fair value of the stock options at the date of grant is amortized to expense over the vesting period.

Other Compensation Policies and Practices

Stock Ownership Requirements — All of our named executive officers are subject to stock ownership guidelines. We instituted stock ownership guidelines because we believe that ownership of Company stock demonstrates a commitment to, and confidence in, the Company’s long-term prospects and further aligns employees’ interests with those of our stockholders. We believe that the requirement that these individuals maintain a portion of their individual wealth in the form of Company stock deters actions that would not benefit stockholders generally. Although there is no deadline set for executives to reach their ownership requirements, the guidelines contain a holding requirement. Until the individual’s ownership requirement is achieved, Senior Vice Presidents and above are required to retain 100% of all net shares acquired through the Company’s long-term incentive plans and Vice Presidents are required to retain at least 50% of such net shares. The requisite stock ownership level must thereafter be retained throughout the officer’s employment with the Company. Additionally, the stock ownership guidelines generally require Senior Vice Presidents and above to hold all of their net shares and Vice Presidents to hold 50% of their net shares for at least one year after such shares are acquired, even if required ownership levels have already been achieved. Our MD&C Committee believes these holding periods discourage these individuals from taking actions in an effort to gain from short-term or otherwise fleeting increases in the market value of our stock.

The MD&C Committee regularly reviews its ownership guidelines to ensure that the appropriate share ownership requirements are in place, and the guidelines were last increased in late 2010. The stock ownership guidelines vary dependent on the individual’s title and are expressed as a fixed number of shares. Ownership requirements range from approximately three to five times the named executive’s 2011 base salary. Shares owned outright, deferred stock units, and phantom stock held in the 401(k) plan and in the Deferral Plan count toward meeting the targeted ownership requirements. Restricted stock shares, restricted stock units and performance share units, if any, do not count toward meeting the requirement until they are vested or earned. The following table outlines the ownership requirements for the named executive officers currently serving:

Named Executive Officer	Ownership Requirement (number of shares)	Attainment as of 12/31/2011
Mr. Steiner	165,000	284%
Mr. Preston	48,000	0%
Mr. Trevathan	48,000	228%
Mr. Harris	48,000	63%
Mr. Woods	48,000	148%

The Nominating and Governance Committee also establishes ownership guidelines for the independent directors and performs regular reviews to ensure all independent directors are in compliance.

Policy Limiting Severance Benefits — The MD&C Committee has approved an Executive Officer Severance Policy that generally provides that the Company may not enter into new severance arrangements with its executive officers, as defined in the federal securities laws, that provide for benefits, less the value of vested equity awards and benefits provided to employees generally, in an amount that exceeds 2.99 times the executive officer’s then current base salary and target bonus, unless such future severance arrangement receives stockholder approval. The policy applies to all of our named executive officers.

Policy Limiting Death Benefits and Gross-up Payments — The Company has adopted a “Policy Limiting Certain Compensation Practices,” which generally provides that the Company will not enter into new compensation arrangements that would obligate the Company to pay a death benefit or gross up-payment to an executive officer unless such arrangement receives stockholder approval. The policy is subject to certain exceptions, including benefits generally available to management-level employees and any payment in reasonable settlement of a legal claim. Additionally, “Death Benefits” under the policy does not include deferred compensation, retirement benefits or accelerated vesting or continuation of equity-based awards pursuant to generally-applicable equity award plan provisions.

Insider Trading — The Company maintains an insider trading policy that prohibits executive officers from engaging in most transactions involving the Company’s Common Stock during periods, determined by the

Company, that those executives are most likely to be aware of material, non-public information. Executive officers must clear all of their transactions in our Common Stock with the Company’s General Counsel’s office to ensure they are not transacting in our securities during a time that they may have material, non-public information. Additionally, it is our policy that executive officers are not permitted to engage in transactions that reduce or cancel the risk of an investment in our Common Stock, such as puts, calls and other exchange-traded derivatives, or hedging activities that allow a holder to own a covered security without the full risks and rewards of ownership.

Executive Compensation

We are required to present compensation information in the tabular format prescribed by the SEC. This format, including the tables’ column headings, may be different from the way we describe or consider elements and components of compensation internally. The Compensation Discussion and Analysis contains a discussion that should be read in conjunction with these tables to gain a complete understanding of our executive compensation philosophy, programs and decisions.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
David P. Steiner	2011	1,120,625	—	1,497,180	3,453,331	1,095,356	269,921	7,436,413
President and Chief Executive Officer	2010 2009	1,073,077 1,116,346	— —	2,331,306 3,069,956	1,943,017 —	1,407,514 1,035,978	206,509 258,524	6,961,423 5,480,804

Steven C. Preston(5)	2011	214,885	510,000	—	913,691	—	—	1,638,576
Executive Vice President, Finance,
Recycling and Energy Services

James E. Trevathan	2011	566,298	—	279,966	1,518,777	360,845	12,325	2,738,211
Executive Vice President, Growth,	2010	566,298	—	363,835	303,227	487,875	12,325	1,733,560
Innovation and Field Support	2009	566,298	—	499,973	—	403,374	12,575	1,482,220

Jeff M. Harris	2011	536,278	—	279,966	645,777	439,373	57,371	1,958,765
Senior Vice President — Midwest Group	2010	536,278	—	363,835	303,227	711,265	42,553	1,957,158
	2009	536,278	—	499,973	—	381,991	33,194	1,451,436

Duane C. Woods	2011	565,710	—	279,966	645,777	360,470	12,322	1,864,245
Senior Vice President — Western Group	2010	565,710	—	363,835	303,227	439,860	12,322	1,684,954
	2009	565,710	—	499,973	—	402,955	15,263	1,483,901

Robert G. Simpson(6)	2011	415,671	—	373,746	862,047	—	22,944	1,674,408
Former Senior Vice President & Chief	2010	518,781	—	587,281	489,458	502,953	38,356	2,136,829
Financial Officer	2009	541,022	—	845,824	—	371,098	31,655	1,789,599

(1)	Amounts in this column represent the grant date fair value of performance share units granted in the applicable year, in accordance with the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718. The grant date fair value of performance share units is calculated using the average of the high and low market price of our Common Stock on the date of grant.

The table below shows the aggregate grant date fair value of performance share units if we assumed the highest level of performance criteria will be achieved and the maximum amounts will be earned.

	Year	Aggregate Grant Date Fair Value of Award Assuming Highest Level of Performance Achieved ($)
Mr. Steiner	2011	2,994,360
	2010	4,662,612
	2009	6,139,912

Mr. Preston	2011	—

Mr. Trevathan	2011	559,932
	2010	727,670
	2009	999,946

Mr. Harris	2011	559,932
	2010	727,670
	2009	999,946

Mr. Woods	2011	559,932
	2010	727,670
	2009	999,946

Mr. Simpson	2011	747,492
	2010	1,174,562
	2009	1,691,648

(2)	Amounts in this column represent the grant date fair value of stock options granted in 2011, in accordance with ASC Topic 718. The grant date fair value of the options was estimated using the Black-Scholes option pricing model. The assumptions made in determining the grant date fair values of options are disclosed in Note 16 in the Notes to the Consolidated Financial Statements in our 2011 Annual Report on Form 10-K.

(3)	Amounts in this column represent cash bonuses earned and paid based on the achievement of performance goals pursuant to our Annual Incentive Plan.

(4)	The amounts included in “All Other Compensation” for 2011 are shown below (in dollars):

	Personal Use of Company Aircraft	401(k) Matching Contributions	Deferral Plan Matching Contributions	Life Insurance Premiums
Mr. Steiner	153,634	11,025	102,741	2,521
Mr. Preston	—	—	—	—
Mr. Trevathan	—	11,025	—	1,300
Mr. Harris	—	11,025	45,115	1,231
Mr. Woods	—	11,025	—	1,297
Mr. Simpson	—	11,025	11,004	915

Mr. Steiner is required by us to use the Company aircraft for all travel, whether for personal or business purposes. We calculated this amount based on the incremental cost to us, which includes fuel, crew travel expenses, on-board catering, landing fees, trip related hangar/parking costs and other variable costs. We own or operate our aircraft primarily for business use; therefore, we do not include the fixed costs associated with the ownership or operation such as pilots’ salaries, purchase costs and non-trip related maintenance.

(5)	The Company began compensating Mr. Preston as the President of Oakleaf Global Holdings following the acquisition of Oakleaf in July 2011. Mr. Preston was elected Executive Vice President — Finance, Recycling and Energy Services of the Company effective October 1, 2011. The amount in the “bonus” column reflects the guaranteed cash bonus for 2011 that was negotiated at the time that Mr. Preston accepted his current position.

(6)	Upon Mr. Simpson’s retirement from the Company on September 30, 2011, he forfeited any cash bonus for 2011 under the Annual Incentive Plan. Additionally, the performance share units that were granted to him in March 2011, March 2010 and March 2009 were prorated based on the portion of the applicable performance period that he was employed by the Company. Payouts on the prorated performance share units, if any, will be made at the end of the corresponding performance period based on actual performance of the Company. The stock options Mr. Simpson received on March 9, 2010 and March 9, 2011 will continue to vest in accordance with the vesting schedule set forth in stock option grants; however, such vested options will remain exercisable only for 36 months from his date of retirement.

Grant of Plan-Based Awards in 2011

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/sh)(4)	Closing Market Price on Date of Grant ($)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David P. Steiner		902,482	1,289,260	2,578,520
	03/09/11				24,158	40,263	80,526				1,497,180
	03/09/11							583,333	37.185	37.35	3,453,331
Steven C. Preston		—	—	—							—
					—	—	—				—
	10/04/11							184,584	31.28	31.99	913,691
James E. Trevathan		297,307	424,724	849,448
	03/09/11				4,517	7,529	15,058				279,966
	03/09/11							109,084	37.185	37.35	645,777
	07/05/11							150,000	37.585	37.62	873,000
Jeff Harris		281,546	402,209	804,418
	03/09/11				4,517	7,529	15,058				279,966
	03/09/11							109,084	37.185	37.35	645,777
Duane C. Woods		296,998	424,283	848,566
	03/09/11				4,517	7,529	15,058				279,966
	03/09/11							109,084	37.185	37.35	645,777
Robert G. Simpson(6)		322,250	460,357	920,714
	03/09/11				6,031	10,051	20,102				373,746
	03/09/11							145,616	37.185	37.35	862,047

(1)	Actual payouts of our 2011 cash bonuses pursuant to our Annual Incentive Plan are shown in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.” The named executives’ target and maximum bonuses are a percentage of base salary, provided for in their employment agreements. The threshold levels represent the bonus amounts that would have been payable if the minimum performance requirements were met for each performance measure. Please see “Compensation Discussion and Analysis — Named Executive’s 2011 Compensation Program and Results — Annual Cash Bonus” for additional information about these awards, including performance criteria.

(2)	Represents the number of shares of Common Stock potentially issuable based on the achievement of performance criteria under performance share unit awards granted under our 2009 Stock Incentive Plan. Please see “Compensation Discussion and Analysis — Named Executive’s 2011 Compensation Program and Results — Long-Term Equity Incentives — Performance Share Units” for additional information about these awards, including performance criteria. The performance period for these awards ends December 31, 2013. Performance share units earn dividend equivalents, which are paid out based on the number of shares actually earned, if any, at the end of the performance period.

(3)

Represents the number of shares of Common Stock potentially issuable upon the exercise of options granted under our 2009 Stock Incentive Plan. Please see “Compensation Discussion and Analysis — Named Executive’s 2011 Compensation Program and Results — Long-Term Equity Incentives — Stock Options” for additional information about these awards. The stock options will vest in 25% increments on the first two anniversaries of the date of grant and the remaining 50% will vest on the third anniversary. Although we consider all of our equity awards to be a form of incentive compensation because their value will increase as the market value of our Common Stock increases, only awards with performance criteria are considered “equity incentive plan awards” for SEC disclosure purposes. As a result, option awards are not included as “Equity Incentive Plan Awards” in the table above or the Outstanding Equity Awards at December 31, 2011 table.

(4)	The exercise price represents the average of the high and low market price on the date of the grant, in accordance with our 2009 Stock Incentive Plan.

(5)	These amounts represent grant date fair value of the awards as calculated under ASC Topic 718. Please see footnotes (1) and (2) to the Summary Compensation Table above for additional information.

(6)	Upon Mr. Simpson’s retirement from the Company on September 30, 2011, he forfeited any cash bonus for 2011 under the Annual Incentive Plan. Additionally, his performance share units that were granted on March 9, 2011 were prorated based on the portion of the three-year performance period that he was employed by the Company; accordingly, he now has 2,504 performance share units with a performance period ending December 31, 2013. Payouts on the prorated performance share units, if any, will be made at the end of the performance period based on actual performance of the Company. The stock options Mr. Simpson received on March 9, 2011 will continue to vest in accordance with the vesting schedule set forth in stock option grant; however, such vested options will remain exercisable only for 36 months from his date of retirement.

Outstanding Equity Awards at December 31, 2011

	Option Awards					Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(2)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
David P. Steiner	—	583,333	(3)	37.185	03/09/2021	109,875	$3,594,011
	82,752	248,256	(4)	33.49	03/09/2020	—	—
	—	24,922	(5)	38.205	03/06/2013	—	—
	90,000	—		29.24	03/04/2014	—	—
	335,000	—		21.08	04/03/2013	—	—
	56,593	—		19.61	03/06/2013	—	—
	135,000	—		27.88	03/07/2012	—	—
Steven C. Preston	—	184,584	(3)	31.28	10/04/2021	—	—
James E. Trevathan	—	150,000	(3)	37.585	07/05/2021	18,393	$601,635
	—	109,084	(3)	37.185	03/09/2021	—	—
	12,914	38,743	(4)	33.49	03/09/2020	—	—
	20,000	—		29.23	07/19/2014	—	—
	50,000	—		29.24	03/04/2014	—	—
	120,000	—		19.61	03/06/2013	—	—
	65,000	—		27.88	03/07/2012	—	—
Jeff M. Harris	—	109,084	(3)	37.185	03/09/2021	18,393	$601,635
	12,914	38,743	(4)	33.49	03/09/2020	—	—
Duane C. Woods	—	109,084	(3)	37.185	03/09/2021	18,393	$601,635
	12,914	38,743	(4)	33.49	03/09/2020	—	—
	50,000	—		28.45	06/03/2014	—	—
	20,000	—		29.24	03/04/2014	—	—
	18,000	—		19.61	03/06/2013	—	—
Robert G. Simpson	—	145,616	(3)	37.185	03/09/2021	12,712	$415,810
	20,845	62,538	(4)	33.49	03/09/2020	—	—
	33,000	—		27.60	05/13/2014	—	—
	42,000	—		29.24	03/04/2014	—	—

(1)	All amounts are as of December 31, 2011, and dollar values are based on the closing price of the Company’s Common Stock on that date of $32.71 and assume target performance criteria and target payout will be achieved.

(2)	Represents vested stock options granted (i) on March 9, 2010 pursuant to our 2009 Stock Incentive Plan and (ii) prior to 2005 pursuant to our 1993 Stock Incentive Plan, 2000 Stock Incentive Plan or 2004 Stock Incentive Plan (collectively, the “Prior Plans”). All of the Prior Plans have terminated, and no new awards are being granted pursuant to such plans.

(3)	Represents stock options granted on March 9, 2011 that vested 25% on the first anniversary of the date of grant. An additional 25% will vest on the second anniversary of the date of grant and 50% on the third anniversary of the date of grant.

(4)	Represents stock options granted on March 9, 2010 that vested 25% on the first and second anniversary of the date of grant. The remaining 50% will vest on the third anniversary of the date of grant.

(5)	Represents reload stock options that become exercisable once the market value of our Common Stock has increased by 25% over the option’s exercise price.

(6)	Includes performance share units with three-year performance periods. Payouts on performance share units are made after the Company’s financial results of operations for the entire performance period are reported, typically in mid to late February of the succeeding year. The performance share units for the performance period ended on December 31, 2011 are not included in the table as they were earned as of December 31, 2011, although they were not paid until the Company’s financial results of operations for the entire performance period were reported on February 16, 2012; instead, such performance share units are included in the Option Exercises and Stock Vested in 2011 table below. The following number of performance share units have a performance period ending December 31, 2012: Mr. Steiner — 69,612; Mr. Trevathan — 10,864; Mr. Harris — 10,864; Mr. Woods — 10,864; and Mr. Simpson — 10,208. The following number of performance share units have a performance period ending on December 31, 2013: Mr. Steiner — 40,263; Mr. Trevathan — 7,529; Mr. Harris — 7,529; Mr. Woods — 7,529; and Mr. Simpson — 2,504. In this paragraph and in the table, the number of Mr. Simpson’s performance share units reflects that such awards were prorated upon his retirement based on the portion of the applicable performance period that he was employed by the Company.

Option Exercises and Stock Vested in 2011

	Option Awards			Stock Awards(1)
	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David P. Steiner	—		—	117,879	4,060,342
Steven C. Preston	—		—	—	—
James E. Trevathan	—		—	19,198	661,275
Jeff M. Harris	—		—	19,198	661,275
Duane C. Woods	—		—	19,198	661,275
Robert G. Simpson	111,768	(2)	1,198,527	29,749	1,024,704

(1)	Includes performance share units granted in 2009 with a performance period ended December 31, 2011 that were paid out on February 16, 2012 based on the average of the high and low market price of the Company’s Common Stock.

(2)	We withheld shares in payment of the exercise price and minimum statutory tax withholding from Mr. Simpson’s exercise of non-qualified stock options. Mr. Simpson received 24,126 net shares in this transaction.

Nonqualified Deferred Compensation in 2011

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at Last Fiscal Year End ($)(1)
David P. Steiner	308,576	102,741	5,642	0	2,518,669
Steven C. Preston	—	—	—	—	—
James E. Trevathan	0	0	69,734	0	2,692,485
Jeff M. Harris	91,167	45,115	49,656	0	974,737
Duane C. Woods	0	0	(11,886)	0	1,625,083
Robert G. Simpson	24,940	11,004	13,693	0	521,874

(1)	Contributions are under the Company’s Deferral Plan as described in “Compensation Discussion and Analysis — Overview of Elements of Our 2011 Compensation Program — Deferral Plan.” In this Proxy Statement as well as in previous years, we include executive contributions to the Deferral Plan in the Base Salary column of the Summary Compensation Table. Aggregate Balance at Last Fiscal Year End includes the following aggregate amounts of the named executives’ base salaries that were included in Base Salary in the Summary Compensation Table in 2008-2010: Mr. Steiner — $643,154; Mr. Trevathan — $140,526; Mr. Harris — $255,914; Mr. Woods — $58,000; and Mr. Simpson — $94,602.

(2)	Company contributions to the executives’ Deferral Plan accounts are included in All Other Compensation, but not Base Salary, in the Summary Compensation Table.

(3)	Earnings on these accounts are not included in any other amounts in the tables included in this Proxy Statement, as the amounts of the named executives’ earnings represent the general market gains (or losses) on investments, rather than amounts or rates set by the Company for the benefit of the named executives.

(4)	Accounts are distributed as either a lump sum payment or in annual installments (i) when the employee has reached at least 65 years of age or (ii) at a future date that occurs after termination of employment. Special circumstances may allow for a modified distribution in the event of the employee’s death, an unforeseen emergency, or upon a change-in-control of the Company. In the event of death, distribution will be made to the designated beneficiary in the form previously elected by the executive. In the event of an unforeseen emergency, the plan administrator may allow an early payment in the amount required to satisfy the emergency. All participants are immediately 100% vested in all of their contributions, Company matching contributions, and gains and/or losses related to their investment choices.

Potential Payments Upon Termination or Change-in-Control

The payments our named executives receive upon termination or change-in-control are based on provisions included in employment agreements and individual equity award agreements. We enter into employment agreements with our named executive officers because they encourage continuity of our leadership team, which is particularly valuable as leadership manages the Company through the change needed to successfully implement our transformational business strategy. Employment agreements also provide a form of protection for the Company through restrictive covenant provisions; each of the agreements contains post-termination restrictive covenants, including a covenant not to compete, non-solicitation covenants, and a non-disparagement covenant, each of which lasts for two years after termination. They also provide the individual with comfort that he will be treated fairly in the event of a termination not for cause or under a change-in-control situation. The change-in-control provision included in each named executive officer’s agreement requires a double trigger in order to receive any payment in the event of a change-in-control situation. First, a change-in-control must occur, and second, the individual must terminate his employment for good reason or the Company must terminate his employment without cause within six months prior to or two years following the change-in-control event. We believe providing change-in-control protection encourages our named executives to pursue and facilitate change-in-control transactions that are in the best interests of stockholders while not granting executives an undeserved windfall.

Employment agreements entered into with named executive officers after February 2004 include (a) a requirement that the individual execute a general release prior to receiving post-termination benefits and (b) a clawback feature that allows for the suspension and refund of termination benefits for subsequently discovered cause. These provisions are applicable to Mr. Simpson and Mr. Woods, whose agreements were entered into in October 2004, Mr. Harris, whose agreement was entered into in November 2006, and Mr. Preston, whose agreement was entered into in October 2011. The clawback feature in the agreements generally allows the Company to cancel any remaining payments due and obligates the named executive to refund to the Company severance payments already made if, within one year of termination of employment of the named executive by the Company for any reason other than for cause, the Company determines that the named executive could have been terminated for cause.

Our current form of award agreements for equity awards also contain provisions regarding termination and change-in-control. Our stock option awards are also subject to double trigger vesting in the event of a change-in-control situation. The performance share unit award agreements provide that, in the event of a change-in-control and regardless of termination, performance share units will be paid out in cash on a prorated basis based on actual results achieved through the end of the fiscal quarter prior to a change-in-control. Thereafter, the executive would be compensated for the lost opportunity from the date of the change-in-control to the end of the original performance period by receiving a replacement award of restricted stock units in the successor entity, provided that the successor entity is publicly traded. If the successor is not publicly traded, the executive will be entitled to a replacement award of cash. In either case, the replacement award would not vest until the end of the original performance share unit performance period. However, if the employee is thereafter involuntarily terminated other than for cause within the change-in-control window referenced, he would vest in full in the replacement award.

Our current equity award agreements also include (a) a requirement that, in order to be eligible to vest in any portion of the award, the employee must enter into an agreement containing restrictive covenants applicable to the employee’s behavior following termination and (b) compensation clawback provisions. Such clawback provisions provide that, if the MD&C Committee determines that an employee either engaged in or benefited from misconduct, then the employee will refund any amounts received under the equity award agreements. Misconduct generally includes any act or failure to act that caused or was intended to cause a violation of the Company’s policies, generally accepted accounting principles or applicable laws and that materially increased the value of the equity award. Further, our MD&C Committee has adopted a clawback policy applicable to our annual incentive plan awards that is designed to recoup annual cash incentive payments when the recipient’s personal misconduct results in a restatement or otherwise affects the payout calculations for the awards. Clawback terms applicable to our incentive awards allow recovery within the earlier to occur of one year after discovery of misconduct and the second anniversary of the employee’s termination of employment.

The terms “Cause,” “Good Reason,” and “Change-in-Control” as used in the table below are defined in the executives’ employment agreements and/or the applicable equity award agreement and have the meanings generally described below. You should refer to the individual agreements for the actual definitions.

“Cause” generally means the named executive has:

•	deliberately refused to perform his duties;

•	breached his duty of loyalty to the Company;

•	been convicted of a felony;

•	intentionally and materially harmed the Company; or

•	breached the covenants contained in his agreement.

“Good Reason” generally means that, without the named executive’s consent:

•	his duties or responsibilities have been substantially changed;

•	he has been removed from his position;

•	the Company has breached his employment agreement;

•	any successor to the Company has not assumed the obligations under his employment agreement; or

•	he has been reassigned to a location more than 50 miles away.

Additionally, with respect to Mr. Preston only, Good Reason also includes the event that he no longer reports directly to the current Chief Executive Officer, David P. Steiner.

“Change-in-Control” generally means that:

•	at least 25% of the Company’s Common Stock has been acquired by one person or persons acting as a group;

•

the majority of the Board of Directors consists of individuals other than those serving as of the date of the named executive’s employment agreement or those that were not elected by at least two-thirds of those directors;

•

there has been a merger of the Company in which at least 50% of the combined post-merger voting power of the surviving entity does not consist of the Company’s pre-merger voting power, or a merger to effect a recapitalization that resulted in a person or persons acting as a group acquired 25% or more of the Company’s voting securities; or

•	the Company is liquidating or selling all or substantially all of its assets.

The following tables represent potential payouts to our named executives still serving the Company at year-end upon termination of employment in the circumstances indicated pursuant to the terms of their employment agreements and outstanding incentive awards. In the event a named executive is terminated for cause, he is entitled to any accrued but unpaid salary only. Please see the Non-Qualified Deferred Compensation table above for aggregate balances payable to the named executives under our Deferral Plan pursuant to the executive’s distribution election.

The payouts set forth below assume the triggering event indicated occurred on December 31, 2011, at which time the closing price of our Common Stock was $32.71 per share. These payouts are determined for SEC disclosure purposes and are not necessarily indicative of the actual amounts the named executive would receive. Please note the following when reviewing the payouts set forth below:

•

The compensation component set forth below for accelerated vesting of stock options is comprised of the unvested stock options granted in 2010 and 2011, which vest 25% on the first and second anniversary of the date of grant and 50% on the third anniversary of the date of grant. However, with the exception of Mr. Preston’s stock option award granted in October 2011, the exercise prices of the stock options granted to the named executives in 2010 and 2011 exceeded the closing price of our Common Stock on December 31, 2011. Accordingly, the options granted in 2010 and 2011, and the accelerated vesting of such options, had no value on December 31, 2011, except in the case of Mr. Preston.

•

For purposes of calculating the payout of performance share unit awards outstanding at December 31, 2011, we have assumed that target performance was achieved; any actual performance share unit payouts will be based on actual performance of the Company during the performance period;

•

For purposes of calculating the payout upon the “double trigger” of change-in-control and subsequent involuntary termination not for cause, the value of the performance share unit replacement award is equal to the number of performance share units that would be forfeited based on the prorated acceleration of the performance share units, multiplied by the closing price of our Common Stock on December 31, 2011;

•	The payout for continuation of benefits is an estimate of the cost the Company would incur to continue those benefits.

•

Waste Management’s practice is to provide all benefits eligible employees with life insurance that pays one times annual base salary upon death. The insurance benefit is a payment by an insurance company, not the Company, and is payable under the terms of the insurance policy.

Potential Consideration upon Termination of Employment:

David P. Steiner

Triggering Event	Compensation Component	Payout ($)
Death or Disability	Severance Benefits
	• Accelerated vesting of stock options	0
	• Payment of performance share units (contingent on actual performance at end of performance period)	3,594,011
	• Two times base salary as of date of termination (payable in bi-weekly installments over a two-year period)(1)	2,255,000
	• Life insurance benefit paid by insurance company (in the case of death)	1,100,000

	Total	6,949,011

Termination Without Cause by the Company or	Severance Benefits
For Good Reason by the Employee	• Two times base salary plus target annual cash bonus (one-half payable in lump sum; one-half payable in bi-weekly installments over a two-year period)	4,848,250
	• Continued coverage under health and welfare benefit plans for two years	22,200
	• Prorated payment of performance share units (contingent on actual performance at end of performance period)	1,955,240

	Total	6,825,690

Termination Without Cause by the Company or	Severance Benefits
For Good Reason by the Employee Six Months Prior to or Two Years Following a	• Three times base salary plus target annual cash bonus, paid in lump sum(1)	7,272,375
Change-in-Control (Double Trigger)	• Continued coverage under health and welfare benefit plans for three years	33,300
	• Accelerated vesting of stock options	0
	• Prorated accelerated payment of performance share units	1,955,240
	• Accelerated payment of performance share units replacement grant	1,638,771
	• Prorated maximum annual cash bonus	2,593,250
	• Gross-up payment for any excise taxes(1)	0

	Total	13,492,936

Steven C. Preston

Triggering Event	Compensation Component	Payout ($)
Death or Disability	Severance Benefits
	• Accelerated vesting of stock options	263,955

	Total	263,955

Termination Without Cause by the Company or	Severance Benefits
For Good Reason by the Employee	• Two times base salary plus target annual cash bonus (one-half payable in lump sum; one-half payable in bi-weekly installments over a two-year period)	2,180,000
	• Continued coverage under health and welfare benefit plans for two years	22,200

	Total	2,202,200

Termination Without Cause by the Company or	Severance Benefits
For Good Reason by the Employee Six Months Prior to or Two Years Following a Change-in-Control (Double Trigger)	• Two times base salary plus target annual cash bonus (one-half payable in lump sum; one-half payable in bi-weekly installments over a two-year period)	2,180,000
	• Continued coverage under health and welfare benefit plans for two years	22,200
	• Accelerated vesting of stock options	263,955
	• Prorated maximum annual cash bonus	510,000

	Total	2,976,155

James E. Trevathan

Triggering Event	Compensation Component	Payout ($)
Death or Disability	Severance Benefits
	• Accelerated vesting of stock options	0
	• Payment of performance share units (contingent on actual performance at end of performance period)	601,635
	• Two times base salary as of the date of termination (payable in bi-weekly installments over a two-year period(1)	1,132,596
	• Life insurance benefit paid by insurance company (in the case of death)	567,000

	Total	2,301,231

Termination Without Cause by the Company or	Severance Benefits
For Good Reason by the Employee	• Two times base salary plus target annual cash bonus (one-half payable in lump sum; one-half payable in bi-weekly installments over a two-year period)	1,982,044
	• Continued coverage under benefit plans for two years
	• Health and welfare benefit plans	22,200
	• 401(k) contributions	22,050
	• Prorated payment of performance share units (contingent on actual performance at end of performance period)	318,694

	Total	2,344,988

Termination Without Cause by the Company or	Severance Benefits
For Good Reason by the Employee Six Months Prior to or Two Years Following a Change-in-	• Two times base salary plus target annual cash bonus, paid in lump sum	1,982,044
Control (Double Trigger)	• Continued coverage under benefit plans for two years
	• Health and welfare benefit plans	22,200
	• 401(k) contributions	22,050
	• Accelerated vesting of stock options	0
	• Prorated accelerated payment of performance share units	318,694
	• Accelerated payment of performance share units replacement grant	282,941
	• Prorated maximum annual cash bonus	849,448
	• Gross-up payment for any excise taxes(1)	0

	Total	3,477,377

Jeff M. Harris

Triggering Event	Compensation Component	Payout ($)
Death or Disability	Severance Benefits
	• Accelerated vesting of stock options	0
	• Payment of performance share units (contingent on actual performance at end of performance period)	601,635
	• Life insurance benefit paid by insurance company (in the case of death)	537,000

	Total	1,138,635

Termination Without Cause by the Company or	Severance Benefits
For Good Reason by the Employee	• Two times base salary plus target annual cash bonus (one-half payable in lump sum; one-half payable in bi-weekly installments over a two-year period)	1,876,974
	• Continued coverage under health and welfare benefit plans for two years	22,200
	• Prorated payment of performance share units (contingent on actual performance at end of performance period)	318,694

	Total	2,217,868

Termination Without Cause by the Company or	Severance Benefits
For Good Reason by the Employee Six Months Prior to or Two Years Following a	• Three times base salary plus target annual cash bonus, paid in lump sum(1)	2,815,461
Change-in-Control (Double Trigger)	• Continued coverage under health and welfare benefit plans for three years	33,300
	• Accelerated vesting of stock options	0
	• Prorated accelerated payment of performance share units	318,694
	• Accelerated payment of performance share units replacement grant	282,941
	• Prorated maximum annual cash bonus	804,418

	Total	4,254,814

Duane C. Woods

Triggering Event	Compensation Component	Payout ($)
Death or Disability	Severance Benefits
	• Accelerated vesting of stock options	0
	• Payment of performance share units (contingent on actual performance at end of performance period)	601,635
	• Life insurance benefit paid by insurance company (in the case of death)	566,000

	Total	1,167,635

Termination Without Cause by the Company or	Severance Benefits
For Good Reason by the Employee	• Two times base salary plus target annual cash bonus (one-half payable in lump sum; one-half payable in bi-weekly installments over a two-year period)	1,979,986
	• Continued coverage under health and welfare benefit plans for two years	22,200
	• Prorated payment of performance share units (contingent on actual performance at end of performance period)	318,694

	Total	2,320,880

Termination Without Cause by the Company or	Severance Benefits
For Good Reason by the Employee Six Months Prior to or Two Years Following a	• Three times base salary plus target annual cash bonus, paid in lump sum(1)	2,969,979
Change-in-Control (Double Trigger)	• Continued coverage under health and welfare benefit plans for three years	33,300
	• Accelerated vesting of stock options	0
	• Prorated accelerated payment of performance share units	318,694
	• Accelerated payment of performance share units replacement grant	282,941
	• Prorated maximum annual cash bonus,	848,566
	• Gross-up payment for any excise taxes(1)	1,353,630

	Total	5,807,110

(1)	In the past, such provisions have been included in certain named executives’ employment agreements. However, the Company’s compensation policy now provides that it will not enter into any future compensation arrangements that obligate the Company to provide increased payments in the event of death or to make tax gross up payments, subject to certain exceptions. Additionally, our Executive Officer Severance Policy generally provides that the Company may not enter into new severance arrangements with its executive officers that provide for benefits, less the value of vested equity awards and benefits provided to employees generally, in an amount that exceeds 2.99 times the executive officer’s then current base salary and target bonus. For additional details, see “Compensation Discussion and Analysis — Other Compensation Policies and Practices.”

With the exception of 75% of the 2011 stock option awards, 50% of the 2010 stock option awards, and the reload options, all of the named executives’ stock options have vested in full. In the event of termination for cause, all options are immediately cancelled. Some of our named executive officers have provisions in their employment agreements that provide the executive with a longer period of time to exercise their vested stock options after termination of the executive’s employment than is provided in the original stock option award agreement. The employment agreement we entered into with Mr. Steiner gives him the ability to exercise all stock options granted before 2004 for (i) two years after termination of employment without cause or for good reason and (ii) three years after termination without cause or for good reason six months prior to, or two years following, a change-in-control. Mr. Trevathan’s employment agreement gives him the ability to exercise all stock options granted before 2004 for two years after termination of employment (i) without cause or for good reason or (ii) without cause or for good reason six months prior to, or two years following, a change-in-control. Our employment agreements with Messrs. Preston, Harris and Woods do not provide for extended exercisability of their stock options upon termination. The value, if any, to executives of the benefit of extended exercisability of options is dependent on whether the market value of our Common Stock exceeds the exercise prices of the stock options during the post-termination period of exercisability. The following is a calculation of the potential gain the named executive could have realized if their vested stock options were exercised as of December 31, 2011: Mr. Steiner — $5,601,768; Mr. Trevathan — $2,129,050; Mr. Harris — $0; and Mr. Woods — $518,200.

Mr. Simpson retired from the Company on September 30, 2011. Mr. Simpson’s retirement did not trigger any severance or other compensation payments. In accordance with the applicable equity award agreements, Mr. Simpson will receive the benefits set forth below, which are calculated using the closing price of the Company’s Common Stock of $32.71 per share on December 31, 2011. The payout value shown for performance share unit awards assumes that target performance was achieved; however, any actual performance share unit payouts will be based on actual performance of the Company during the full performance period.

• Prorated payment of performance share units granted in 2010 and 2011	$415,810
• Continued exercisability of vested options	$314,370

Equity Compensation Plan Table

The following table provides information as of December 31, 2011 about the number of shares to be issued upon vesting or exercise of equity awards and the number of shares remaining available for issuance under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights		Weighted-Average Exercise Price of Outstanding Options and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders(a)	16,917,793	(b)	$32.92	(c)	9,607,260	(d)
Equity compensation plans not approved by security holders(e)	61,646	(f)	$29.11		0

Total	16,979,439		$32.91		9,607,260

(a)	Includes our 1993 Stock Incentive Plan, 2000 Stock Incentive Plan, 2004 Stock Incentive Plan and 2009 Stock Incentive Plan. Only our 2009 Stock Incentive Plan is available for awards. Also includes our Employee Stock Purchase Plan (ESPP).

(b)

Includes: options outstanding for 14,193,402 shares of Common Stock; 445,014 shares of Common Stock to be issued in connection with deferred compensation obligations; 317,127 shares underlying unvested restricted stock units and up to 1,962,250 shares of Common Stock that may be issued under unearned performance share units. In determining the number of shares of Common Stock that may be issued on account of performance share units, we assumed the maximum performance level was achievable, which would result in a payout in shares of Common Stock equal to two times the number of performance share units granted. This number does not include 930,293 shares of Common Stock that were earned as of December 31, 2011 on account of vested performance share units. Those shares of Common Stock were issued to employees in February 2012. Excludes purchase rights that accrue under the ESPP. Purchase rights under the ESPP are considered equity compensation for accounting purposes; however, the number of shares to be purchased is indeterminable until the time shares are actually issued, as automatic employee contributions may be terminated before the end of an offering period and, due to the look-back pricing feature, the purchase price and corresponding number of shares to be purchased is unknown.

(c)	Excludes performance share units and restricted stock units because those awards do not have exercise prices associated with them. Also excludes purchase rights under the ESPP for the reasons described in (b) above.

(d)	The shares remaining available include 8,938,274 shares under our 2009 Stock Incentive Plan and 668,986 shares under our ESPP. No additional shares may be issued under any of the other plans approved by stockholders, other than on account of awards already outstanding.

(e)	Includes our 2000 Broad-Based Employee Plan. No awards under the Broad-Based Plan are held by, or may be granted to, any of our directors or executive officers. The Broad-Based Plan allows for the granting of equity awards on such terms and conditions as the MD&C Committee may decide; provided, that the exercise price of options may not be less than 100% of the fair market value of the stock on the date of grant, and all options expire no later than ten years from the date of grant.

(f)	Includes options exercisable for shares of Common Stock.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Item 2 on the Proxy Card)

Our Board of Directors, upon the recommendation of the Audit Committee, has ratified the selection of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2012, subject to ratification by our stockholders.

Representatives of Ernst & Young LLP will be at the Annual Meeting. They will be able to make a statement if they want, and will be available to answer any appropriate questions stockholders may have.

Although ratification of the selection of Ernst & Young is not required by our By-laws or otherwise, we are submitting the selection to stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good governance. If our stockholders do not ratify our selection, it will be considered a direction to our Board and Audit Committee to consider selecting another firm. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm, subject to ratification by the Board, at any time during the year if it determines that such a change is in the best interests of the Company and our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2012.

Independent Registered Public Accounting Firm Fee Information

Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years, in each of the following categories, were as follows:

	2011	2010
	(In millions)
Audit Fees	$5.3	$5.7
Audit-Related Fees	1.6	1.3
Tax Fees	0.0	0.0
All Other Fees	0.0	0.0

Total	$6.9	$7.0

Audit includes fees for the annual audit, reviews of the Company’s Quarterly Reports on Form 10-Q, work performed to support the Company’s debt issuances, accounting consultations, and separate subsidiary audits required by statute or regulation, both domestically and internationally. Audit-related fees principally include separate subsidiary audits not required by statute or regulation, employee benefit plan audits and financial due diligence services relating to certain potential acquisitions.

The Audit Committee has adopted procedures for the approval of Ernst & Young’s services and related fees. At the beginning of each year, all audit and audit-related services, tax fees and other fees for the upcoming audit are provided to the Audit Committee for approval. The services are grouped into significant categories and provided to the Audit Committee in the format shown above. All projects that have the potential to exceed $100,000 are separately identified and reported to the Committee for approval. The Audit Committee Chairman has the authority to approve additional services, not previously approved, between Committee meetings. Any additional services approved by the Audit Committee Chairman between Committee meetings are ratified by the full Audit Committee at the next regularly scheduled meeting. The Audit Committee is updated on the status of all services and related fees at every regular meeting. In 2011 and 2010, the Audit Committee pre-approved all audit and audit-related services performed by Ernst & Young.

As set forth in the Audit Committee Report on page 8, the Audit Committee has considered whether the provision of these audit-related services is compatible with maintaining auditor independence and has determined that they are.

Vote Required for Approval

Approval of this proposal requires the affirmative vote of a majority of the shares present at the meeting, in person or represented by proxy, and entitled to vote.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Item 3 on the Proxy Card)

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, stockholders are entitled to an advisory (non-binding) vote on compensation programs for our named executive officers (sometimes referred to as “say on pay”). The Board of Directors has determined that it will include say on pay votes in the Company’s proxy materials annually until the next stockholder vote on the frequency of the say on pay vote.

We encourage stockholders to review the Compensation Discussion and Analysis on pages 22 to 39 of this Proxy Statement. The Company has designed its executive compensation program to be supportive of, and align with, the strategy of the Company and the creation of stockholder value, while discouraging excessive risk-taking. The following key structural elements and policies, discussed in more detail in the Compensation Discussion and Analysis, further the objective of our executive compensation program and evidence our dedication to competitive and reasonable compensation practices that are in the best interests of stockholders:

•

a substantial portion of executive compensation is linked to Company performance, through annual cash performance criteria and long-term incentive awards. As a result, our executive compensation program provides for a significant difference in total compensation in periods of above-target Company performance as compared to periods of below-target Company performance;

•	performance measures are designed to be challenging, yet achievable;

•	performance based awards include threshold, target and maximum payouts correlating to a range of performance and are based on a variety of indicators of performance, which limits risk-taking behavior;

•

our compensation mix targets approximately 50% of total compensation of our named executives (and approximately 68% in the case of our Chief Executive Officer) to result from long-term equity awards, which aligns executives’ interests with those of stockholders. The MD&C Committee altered the overall compensation allocation of operational leaders in 2011 to increase the weight of long-term equity compensation;

•

performance stock units’ three-year performance period, as well as stock options’ vesting over a three-year period, link executives’ interests with long-term performance and reduce incentives to maximize performance in any one year;

•	all of our named executive officers are subject to stock ownership requirements, which we believe demonstrates a commitment to, and confidence in, the Company’s long-term prospects;

•

the Company has clawback provisions in its equity award agreements and recent employment agreements, as well as a general clawback policy designed to recoup compensation in certain cases when cause and/or misconduct are found;

•

our executive officer severance policy implemented a limitation on the amount of benefits the Company may provide to its executive officers under severance agreements entered into after the date of such policy; and

•	the Company has adopted a policy that prohibits it from entering into new agreements with executive officers that provide for certain death benefits or tax gross-up payments.

The Board strongly endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers as described in this Proxy Statement under “Executive Compensation,” including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained in this Proxy Statement.

Vote Required for Approval

Approval of this proposal requires the affirmative vote of a majority of the shares present at the meeting, in person or represented by proxy, and entitled to vote. Because the vote is advisory, it will not be binding upon the Board or the MD&C Committee and neither the Board nor the MD&C Committee will be required to take any action as a result of the outcome of the vote on this proposal. The MD&C Committee will carefully consider the outcome of the vote in connection with future executive compensation arrangements.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

PROPOSAL TO AMEND THE COMPANY’S EMPLOYEE STOCK PURCHASE PLAN

(Item 4 on the Proxy Card)

Description of the Proposed Amendment

Our Employee Stock Purchase Plan was approved by stockholders at our 1997 Annual Meeting. An aggregate of 1,000,000 shares of Common Stock was originally authorized for issuance under the ESPP and stockholders have approved an additional 8,750,000 shares for issuance since then. As of March 13, 2012, approximately 32,000 employees were eligible to participate in the ESPP and less than 700,000 shares remained available for issuance. Therefore, the Board of Directors has concluded it is in the best interest to amend the ESPP to authorize an additional 3,000,000 shares of Common Stock for issuance under the ESPP, subject to stockholder approval.

Description of the ESPP

The following description of the ESPP is qualified in its entirety by, and should be read in conjunction with, the text of the ESPP, a copy of which, as proposed to be amended, is attached hereto as Appendix A.

Purpose

The purpose of the ESPP is to provide an incentive for present and future employees of the Company and its participating subsidiaries to acquire or increase their proprietary interest in the Company through the purchase of shares of Common Stock at a discount.

Administration

The ESPP is administered by the Administrative Committee of the Waste Management Employee Benefit Plans, a committee appointed by the Board of Directors. The Administrative Committee has the authority to interpret all provisions of the ESPP.

Eligibility

Any employee who customarily works for the Company or one of its participating subsidiaries at least 20 hours per week and more than five months in a calendar year is eligible to participate in the ESPP after having been employed for at least 30 days prior to an enrollment date.

Operation of the ESPP

On the last day of each six-month period between January 1 and June 30 and July 1 and December 31 (each, an “Offering Period”), each employee who is enrolled in the ESPP will automatically purchase a number of shares of Common Stock determined by dividing such employee’s payroll deductions accumulated in the ESPP during such Offering Period by the Offering Price. The Offering Price of each of the shares purchased in a given Offering Period shall be the lower of (a) 85% of the fair market value of a share of Common Stock on the first day of the Offering Period and (b) 85% of the fair market value of a share of Common Stock on the last day of the Offering Period. If an employee withdraws from participation during an Offering Period, the monies contributed to the Plan are refunded immediately without interest.

Eligible employees may elect to participate in the ESPP by completing an enrollment agreement that authorizes payroll deductions from the employee’s pay in an amount from 1% to 10% (in whole percentages) of the employee’s gross base pay. No employee may (a) make payroll deductions during any calendar year in excess of $21,250; (b) purchase shares under the ESPP if such purchase would result in the employee owning five percent or more of the total combined voting power or value of the Company’s outstanding capital stock; or (c) purchase shares under the ESPP with a fair market value in excess of $25,000 per calendar year.

All payroll deductions for the ESPP are placed in our general corporate account. No interest accrues on the payroll deductions. Employees may purchase Common Stock under the ESPP only through payroll deductions, and an employee participating in the ESPP may not make any additional payments into the account.

Termination of Employment and Withdrawal

If an employee withdraws from participation in the ESPP or terminates employment for any reason, including retirement or death, during an Offering Period, the payroll deductions credited to the employee’s account will be refunded promptly without interest.

Amendment and Termination of ESPP

The Board of Directors may amend the ESPP at any time; provided, however, the ESPP may not be amended in any way (a) that will cause rights issued thereunder to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”) or (b) that requires stockholder approval, unless such stockholder approval is obtained.

The ESPP will terminate on the earlier of (a) the date that participating employees become entitled to purchase an aggregate number of shares greater than the number of shares remaining available for purchase under the ESPP and (b) the date on which the ESPP is terminated by the Board of Directors.

Federal Income Tax Consequences

The following discussion is intended to be a general summary only of the federal income tax aspects of purchase rights granted under the ESPP and not of state or local taxes that may be applicable. Tax consequences may vary depending on the particular circumstances, and administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Participants in the ESPP who are residents of or are employed in a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of U.S. federal income taxes.

The ESPP is intended to be an “employee stock purchase plan” as defined in Section 423 of the Code. A participant recognizes no taxable income either as a result of commencing participation in the ESPP or purchasing Common Stock under the terms of the ESPP. If a participant disposes of shares purchased under the ESPP within either two years from the first day of the applicable Offering Period or within one year from the purchase date, known as disqualifying dispositions, the participant will realize ordinary income in the year of such disposition equal to the amount by which the fair market value of the shares on the purchase date exceeds the purchase price. The amount of the ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss, which will be long-term if the participant’s holding period is more than 12 months. If the participant disposes of shares purchased under the ESPP at least two years after the first day of the applicable Offering Period and at least one year after the purchase date, the participant will realize ordinary income in the year of disposition equal to the lesser of (a) the excess of the fair market value of the shares on the date of disposition over the purchase price or (b) 15% of the fair market value of the shares on the fist day of the applicable Offering Period. The amount of any ordinary income will be added to the participant’s basis in the shares, and any additional gain recognized upon the disposition after such basis adjustment will be a long-term capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss. If the participant still owns the shares at the time of death, the lesser of (a) the excess of the fair market value of the shares on the date of death over the purchase price or (b) 15% of the fair market value of the shares on the first day of the Offering Period in which the shares were purchased will constitute ordinary income in the year of death. Any ordinary income recognized by a participant upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

New Plan Benefits

The value of the Common Stock purchased through the ESPP will vary based on the fair market value of our Common Stock on the first and last days of the Offering Period. Accordingly, the number of shares that may be purchased by the named executive officers, the executive officers as a group and all employees, including all current officers who are not executive officers, as a group in the future is not currently determinable. However, the table below shows, as to each of the indicated individuals and groups, the number of shares of Common Stock purchased by such individuals during the 2011 Offering Periods under the ESPP. The weighted average purchase price per share of Common Stock purchased during the 2011 Offering Periods under the ESPP was $29.44. Non-employee directors of the Company are not eligible to participate in the ESPP.

Name/Group	Number of Shares
David P. Steiner	679
Steven C. Preston	0
James E. Trevathan	0
Jeff M. Harris	0
Duane C. Woods	679
Robert G. Simpson	679
All current executive officers as a group	7,711
All current employees, including all current officers who are not executive officers, as a group	911,817

Vote Required for Approval

The affirmative vote of the holders of a majority of the shares of Waste Management Common Stock present or represented by proxy and entitled to vote at the meeting is required for approval of the amendment to the ESPP, provided, however, under the rules of the New York Stock Exchange, votes representing more than 50% of the outstanding shares of Common Stock must be cast on the proposal. Broker non-votes are not considered votes for this purpose.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN.

STOCKHOLDER PROPOSAL REGARDING STOCK RETENTION POLICY

FOR SENIOR EXECUTIVES

(Item 5 on the Proxy Card)

Waste Management is not responsible for the content of this stockholder proposal or supporting statement.

The following proposal was submitted by Mr. Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021, the beneficial owner of 700 shares of Waste Management Common Stock. The proposal has been included verbatim as we received it.

Stockholder Proposal

5 — Executives to Retain Significant Stock

RESOLVED, Shareholders urge that our executive pay committee adopt a policy requiring that senior executives retain a significant percentage of stock acquired through equity pay programs until one-year following the termination of their employment and to report to shareholders regarding this policy before our next annual shareholder meeting.

Shareholders recommend that our executive pay committee adopt a percentage of 25% of net after-tax stock. The policy shall apply to future grants and awards of equity pay and should address the permissibility of transactions such as hedging transactions which are not sales but reduce the risk of loss to executives. This proposal asks for a retention policy starting as soon as possible.

Requiring senior executives to hold a significant portion of stock obtained through executive pay plans after employment termination would focus our executives on our company’s long-term success. A Conference Board Task Force report on executive pay stated that at least hold-to-retirement requirements give executives “an ever-growing incentive to focus on long-term stock price performance.”

The merit of this proposal should also be considered in the context of the opportunity for additional improvement in our company’s 2011 reported corporate governance in order to more fully realize our company’s potential:

The Corporate Library, an independent investment research firm, said our executive pay was not sufficiently linked to company performance. As an example, our executive pay committee had the discretion to increase annual bonuses up to 25% for an individual executive’s contribution which undermines the effectiveness of structured incentive pay.

In addition, CEO David Steiner’s base salary continued to be over the IRC tax deductibility limit. When base salaries for those executives subject to 162(m) exceed the limit, it raises concerns about the decision-making of our board when it comes to protecting shareholder interests.

The Corporate Library said named executive officers received stock options in 2010 that simply vest after time. To be effective, equity pay given as a long-term incentive should include performance-vesting features. Moreover, market-priced stock options may provide rewards simply due to a rising market, regardless of an executive’s performance. Finally, the equity ownership guidelines of 165,000 shares for our CEO was too low, considering his receiving 331,000 options in 2010. Taken together, these facts suggest that our executive pay practices are not aligned with shareholders’ interests.

Please encourage our board to respond positively to this proposal: Executives to Retain Significant Stock — Yes on 5.

Waste Management Response to Stockholder Proposal Regarding Executive Stock Retention Policy

The Board recommends that stockholders vote AGAINST this proposal.

The Board believes that this proposal is unnecessary, given that the Company already maintains effective Stock Ownership Guidelines that currently impose a higher ownership requirement on the Company’s senior executives than the proponent’s proposal, and that it likely would be detrimental to the Company and its stockholders. The Company’s Stock Ownership Guidelines were implemented by the wholly-independent MD&C Committee in 2002. These guidelines are reviewed at least annually and are revised as appropriate. As stated in our Compensation Discussion and Analysis under “Other Compensation Policies and Practices,” we instituted stock ownership guidelines because ownership of Company stock demonstrates a commitment to, and confidence in, the Company’s long-term prospects. We believe that the requirement that these individuals maintain a portion of their individual wealth in the form of Company stock deters actions that would not benefit stockholders generally. Accordingly, the Board believes the existing Stock Ownership Guidelines, together with the fact that a substantial portion of executive compensation is linked to Company performance through annual cash bonus performance criteria and long-term incentive programs, already successfully align the interests of senior executives with those of stockholders and focuses executives appropriately on long-term performance.

As described earlier in this Proxy Statement, the Company’s current Stock Ownership Guidelines vary depending on the individual executive’s title and are expressed as a fixed number of shares. The Stock Ownership Guidelines apply to all senior executive management and selected Vice Presidents. Examples of ownership requirements are 165,000 shares for our Chief Executive Officer; 48,000 shares for our Executive Vice Presidents and Senior Group Vice Presidents; and 25,575 shares for Senior Corporate Vice Presidents. Shares owned outright, deferred stock units, and phantom stock held in the 401(k) plan and in the Deferral Plan count toward meeting the targeted ownership requirements. Restricted stock shares, restricted stock units and performance share units, if any, do not count toward meeting the requirement until they are vested or earned.

The existing Stock Ownership Guidelines also contain a holding requirement. Until the individual’s ownership requirement is achieved, Senior Vice Presidents and above are required to retain 100% of all net shares acquired through the Company’s long-term incentive plans and Vice Presidents are required to retain at least 50% of such net shares. The requisite stock ownership level must thereafter be retained throughout the officer’s employment with the Company. Additionally, the Stock Ownership Guidelines generally require Senior Vice Presidents and above to hold all of their net shares and Vice Presidents to hold 50% of their net shares for at least one year after such shares are acquired, even if required ownership levels have already been achieved. The Board believes these holding periods discourage these individuals from taking actions in an effort to gain from short-term or otherwise fleeting increases in the market value of our stock.

In the case of each of our senior executive officers, the amount of stock he is required to hold under our existing Stock Ownership Guidelines is greater than 25% of the total number of shares that he owns. Therefore, even if the proponent’s proposed 25% ownership requirement applied to all shares owned (as opposed to only shares acquired through equity pay programs), and even if the proposed 25% ownership requirement applied to shares acquired in the past (as opposed to only future grants and awards), the existing Stock Ownership Guidelines already impose a higher ownership requirement than the proponent proposes. As a result, not only is the proposed 25% threshold currently moot, but it would require far more onerous and complex means to monitor compliance than the current guidelines that state a flat number of shares that must be owned, regardless of how acquired. We also note that the proponent’s proposal makes reference to the number of options issued to our Chief Executive Officer last year; however, such options vest over time and then must later be exercised; accordingly, our Chief Executive Officer does not yet have ownership of any shares of Common Stock associated with those options, making the unvested options irrelevant for purposes of stock ownership requirements.

The proponent does not offer any explanation as to why stock retention after termination of an executive’s employment contributes to the long-term value of the Company. This proposed requirement would be an administrative burden to the Company and could, in fact, result in an executive’s ultimate equity award being dramatically affected by matters completely unrelated to the Company’s performance or the executive’s actions during the period of the executive’s employment with the Company. This unfair and arbitrary result would likely hinder the ability of the Company to attract and retain executive talent.

The MD&C Committee’s annual review of the Stock Ownership Guidelines allows for prudent and reasoned adjustment of the ownership guidelines on a regular basis in light of all facts and circumstances. It is in the best interests of the Company and the stockholders to allow the MD&C Committee the flexibility to employ its expertise to fulfill this function, as opposed to relying on a rigid policy. For these and the other reasons discussed above, the Board believes that this proposal is not in the best interests of the Company or its stockholders.

Regarding the other elements of the Company’s executive compensation program mentioned in the proponent’s proposal, we urge stockholders to read our Compensation Discussion and Analysis for a complete discussion of all elements of our executive compensation program. Our Compensation Discussion and Analysis provides a more fulsome explanation of how the various elements of executive compensation are carefully crafted to attract, retain, reward and incentivize exceptional, talented employees who will lead the Company in the successful execution of its strategy. Additionally, the Company’s clawback policies (described further in our Compensation Discussion and Analysis) and its policy prohibiting designated insiders from hedging the economic risk of their ownership of Waste Management shares further complement the objectives of our Stock Ownership Guidelines. Our Compensation Discussion and Analysis also notes that, while the MD&C Committee has the discretion to increase or decrease an individual’s annual cash bonus by up to 25%, this modifier has never been used to increase payment to a named executive officer.

Vote Required for Approval

If this proposal is properly presented at the meeting, approval requires the affirmative vote of a majority of the shares present at the meeting, in person or represented by proxy, and entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE ADOPTION OF THIS PROPOSAL.

STOCKHOLDER PROPOSAL REGARDING RIGHT OF STOCKHOLDERS

TO CALL A SPECIAL STOCKHOLDER MEETING

(Item 6 on the Proxy Card)

Waste Management is not responsible for the content of this stockholder proposal or supporting statement.

The following proposal was submitted by Mr. William Steiner, 112 Abbottsford Gate, Piermont, NY 10968, the beneficial owner of 13,500 shares of Waste Management Common Stock. The proposal has been included verbatim as we received it.

Stockholder Proposal

6 — Special Shareowner Meetings

Resolved, Shareowners ask our board to take the steps necessary unilaterally (to the fullest extent permitted by law) to amend our bylaws and each appropriate governing document to give holders of the lowest percentage of our outstanding common stock permitted by state law the power to call a special shareowner meeting.

This includes that such bylaw and/or charter text will not have any exclusionary or prohibitive language in regard to calling a special meeting that apply only to shareowners, or only to certain shareholders, but not to management and/or the board (to the fullest extent permitted by law).

Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings. Shareowner input on the timing of shareowner meetings is especially important when events unfold quickly and issues may become moot by the next annual meeting. This proposal does not impact our board’s current power to call a special meeting.

Our management scuttled our opportunity to vote on the 2011 shareholder proposal to enable 10% of shareholders to call a special meeting. Our management first told the Securities and Exchange Commission that it would act to allow a much higher 25% of shareholders to call a special meeting. Later our management backtracked and told the SEC that it was adding a further burden to its already more burdensome 25%-threshold and that the 25% of shareholders required would now automatically exclude all shareholders who had owned our stock for less than one-year.

Please encourage our board to respond positively to this proposal to initiate improved corporate governance and financial performance: Special Shareowner Meetings — Yes on 6.

Waste Management Response to Stockholder Proposal Regarding Right of Stockholders to Call a Special Stockholder Meeting

The Board recommends that stockholders vote AGAINST this proposal.

The Board strongly believes that this proposal is contrary to the interests of the Company and its stockholders.

Waste Management is a Delaware corporation, and under applicable state law, there is no minimum percentage of outstanding Common Stock that may be authorized to call a special meeting. As a result, this proposal, if implemented, would permit any owner of one single share of stock to call a special meeting at any time and with any frequency. This would be true regardless of how long the stockholder has held our stock. Additionally, the meetings called could cover agenda items in which stockholders generally have little or no interest or that are relevant to only very narrow constituencies, or even to only one single stockholder. Allowing meetings to be called in this manner would be disruptive to the Company’s operations and time-consuming for management. Meetings of stockholders are expensive, and allowing a possibly unlimited number of meetings to be called by the owner of one share of stock is not a responsible use of time or financial resources. The Board believes that the proponent’s proposal to permit any person to acquire one single share of the Company’s Common Stock and then call a special stockholder meeting is unreasonable and clearly would not be in the best interests of our stockholders.

The Board has already acted to permit stockholders who own 25% or more of the Company’s Common Stock, in the aggregate, to call a special meeting. The Board believes that an ownership threshold of 25% strikes a reasonable balance between enhancing stockholder rights and protecting against the risk that a small minority of stockholders could trigger a special meeting and the resulting financial expense and disruption to the Company’s business. The Board believes special meetings should only be called to consider extraordinary events that are of interest to a broad base of stockholders and that cannot wait until the next annual meeting. For every special meeting of stockholders, the Company is required to provide each holder of its Common Stock a notice and proxy materials, which results in significant legal, printing and mailing expenses, as well as other costs normally associated with holding a meeting of stockholders. Additionally, preparing for stockholder meetings requires significant attention of the Company’s directors, officers and employees, diverting their attention away from performing their primary function, which is to operate the Company’s business in the best interests of the stockholders. The existing 25% threshold for the right of stockholders to call a special meeting provides stockholders a meaningful ability to request that the Board call a special meeting, while helping protect against these concerns. The requirement that stockholders requesting a special meeting must have held a net long position in the Company’s Common Stock for at least one year ensures that stockholders seeking to exercise the right have a true economic interest in the Company. Further, the current By-laws contain various exceptions and timing mechanisms that are intended to avoid the cost and distraction that would result from multiple stockholder meetings being held in a short time period.

The Board is strongly committed to good governance practices and is keenly interested in the views and concerns of our stockholders. In addition to the existing right of stockholders to call a special meeting, our stockholders have the ability to act by written consent. We also provide significant opportunity for our stockholders to raise matters at our annual meetings. Stockholders have frequently used our annual meetings to propose business by making proposals through the proxy rules, such as this one, and are able to communicate their concerns during the question and answer session of an annual meeting. Institutional Shareholder Services, Inc. has rated our shareholder rights practices as a “low concern,” which is its lowest rating. The Corporate Library has assigned the Board a “Low” Corporate Governance Risk Assessment, indicating that our Company’s governance practices are not a cause for concern.

In light of the Board’s continuing commitment to ensuring effective corporate governance, and the other reasons outlined in this response, the Board believes that adopting a proposal that would permit any holder of one single share of the Company’s Common Stock to call a special stockholder meeting would be detrimental to the Company and its stockholders.

Vote Required for Approval

If this proposal is properly presented at the meeting, approval requires the affirmative vote of a majority of the shares present at the meeting, in person or represented by proxy, and entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE ADOPTION OF THIS PROPOSAL.

OTHER MATTERS

We do not intend to bring any other matters before the Annual Meeting, nor do we have any present knowledge that any other matters will be presented by others for action at the meeting. If any other matters are properly presented, your proxy card authorizes the people named as proxy holders to vote using their judgment.

Appendix A

WASTE MANAGEMENT, INC.

EMPLOYEE STOCK PURCHASE PLAN

(As Amended and Restated Effective May 10, 2012)

The Waste Management, Inc. Employee Stock Purchase Plan (the “Plan”) has been established for the benefit of its eligible employees. The terms of the Plan are set forth below.

1.    Definitions.

As used in the Plan the following terms shall have the meanings set forth below:

(a)  “Board” means the Board of Directors of the Company.

(b)  “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

(c)  “Committee” means the Administrative Committee of the Waste Management Employee Benefit Plans appointed by the Board to administer the Plan as described in Section 4 below.

(d)  “Common Stock” means the common stock, $0.01 par value, of the Company.

(e)  “Company” means Waste Management, Inc., a Delaware corporation, or any successor corporation by merger, reorganization, consolidation or otherwise.

(f)  “Continuous Employment” means the absence of any interruption or termination of service as an Eligible Employee with the Company and/or its Participating Subsidiaries. For purposes of the preceding sentence, an authorized leave of absence shall not be considered an interruption or termination of service, provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

(g)  “Eligible Compensation” means, with respect to each Participant for each pay period, the regular base earnings, commissions, overtime and, for employees on an Involuntary Military Leave of Absence, pay differential, paid to the Participant by the Company and/or one or more Participating Subsidiaries during the Offering Period before reductions are made to Code Section 125 and Section 401(k) plans maintained by the Company and/or its Participating Subsidiaries. However, any incentive compensation or other bonus amounts shall be excluded for purposes of determining Eligible Compensation.

(h)  “Eligible Employee” means an employee of the Company or one of its Participating Subsidiaries who is customarily employed for at least 20 hours per week and more than five months in a calendar year, or are absent from active employment while on an Involuntary Military Leave of Absence. For purposes of the preceding sentence, employees who are members of a collective bargaining unit shall be excluded as eligible employees under the Plan, unless their applicable collective bargaining agreement provides for participation in the Plan.

(i)  “Enrollment Date” means the first business day of each Offering Period.

(j)  “Exercise Date” means the last business day of each Offering Period.

(k)  “Exercise Price” means the price per share of Common Stock offered in a given Offering Period, which shall be the lower of: (i) 85% of the Fair Market Value of a share of the Common Stock on the Enrollment Date of such Offering Period, or (ii) 85% of the Fair Market Value of a share of the Common Stock on the Exercise Date of such Offering Period.

(l)  “Fair Market Value” means, with respect to a share of Common Stock as of any Enrollment Date or Exercise Date, the closing price of such Common Stock on the New York Stock Exchange on such date, as reported in The Wall Street Journal. In the event that such a closing price is not available for an Enrollment Date or an Exercise Date, the Fair Market Value of a share of Common Stock on such date shall be the closing price of a share of the Common Stock on the New York Stock Exchange on the last business day prior to such date or such other amount as may be determined by the Committee by any fair and reasonable means.

(m)  “Involuntary Military Leave of Absence” means an employee’s leave from employment pursuant to the Company’s Paid Leave of Absence Policy to perform military service obligations in the United States Air Force, Army, Navy, Marines, Coast Guard, Public Health Service Corps or National Guard, and the employee is either drafted or a member of the Reserves called to active duty.

(n)  “Offering Period” means each six-month period that begins and ends on the business days that coincide with January 1 through June 30, or July 1 through December 31, or such other period or periods as the Committee may establish. However, if the first and/or last day of an Offering Period begins or ends (as applicable) on a Saturday, Sunday or holiday, then (i) the first day of the Offering Period will begin on the immediately following business day, and/or (ii) the last day of an Offering Period will end on the immediately preceding business day.

(o)  “Participant” means an Eligible Employee who has elected to participate in the Plan by filing an enrollment agreement with the Company as provided below in Section 6.

(p)  “Participating Subsidiary” means any Subsidiary not excluded from participation in the Plan by the Committee, in its sole discretion.

(q)  “Subsidiary” means any domestic or foreign corporation of which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock or other equity interests and that otherwise qualifies as a “subsidiary corporation” within the meaning of Section 424(f) of the Code or any successor thereto.

2.    Purpose of the Plan.

The purpose of the Plan is to provide an incentive for present and future employees of the Company and its Participating Subsidiaries to acquire a proprietary interest (or increase an existing proprietary interest) in the Company through the purchase of Common Stock. The Company intends that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code, and that the Plan shall be administered, interpreted and construed in a manner consistent with the requirements of Section 423 of the Code.

3.    Shares Reserved for the Plan.

The Company shall reserve for issuance and purchase by Participants under the Plan an aggregate of 12,750,000 shares of Common Stock, subject to adjustment as provided below in Section 13. Shares of Common Stock subject to the Plan may be newly issued shares or treasury shares. If and to the extent that any option to purchase shares of Common Stock shall not be exercised for any reason, or if such right to purchase shares shall terminate as provided herein, the shares that have not been so purchased hereunder shall again become available for the purposes of the Plan, unless the Plan shall have been terminated.

4.    Administration of the Plan.

(a)  A Committee appointed by the Board shall administer the Plan. The Committee shall have the authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to correct any defect or rectify any omission in the Plan, or to reconcile any inconsistency in this Plan and any option to purchase shares granted hereunder, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee’s actions and determinations with respect to the foregoing shall be final, conclusive and binding on all persons. The act or determination of a majority of the members of the Committee shall be deemed to be the act or determination of the entire Committee.

(b)  The Committee may, in its discretion, request advice or assistance, or employ such other persons as it deems necessary or appropriate for the proper administration of the Plan, including, but not limited to employing a brokerage firm, bank or other financial institution to assist in the purchase of shares, delivery of reports or other administrative aspects of the Plan.

5.    Eligibility to Participate in the Plan.

Subject to limitations imposed by Section 423(b) of the Code, each Eligible Employee who is employed by the Company or a Participating Subsidiary for 30 days prior to an Enrollment Date shall be eligible to participate in the Plan for the Offering Period beginning on that Enrollment Date.

6.    Election to Participate in the Plan.

(a)  Each Eligible Employee may elect to participate in the Plan by completing an enrollment agreement in the form provided by the Company and filing such enrollment agreement with the Company prior to the applicable Enrollment Date, unless the Committee establishes another deadline for filing the enrollment agreement with respect to a given Offering Period.

(b)  Unless a Participant withdraws from participation in the Plan as provided in Section 10 or authorizes a different payroll deduction by filing a new enrollment agreement prior to the Enrollment Date of a succeeding Offering Period, a Participant who is participating in an Offering Period as of the Exercise Date of such Offering Period shall be deemed to have (i) elected to participate in the immediately succeeding Offering Period and (ii) authorized the same payroll deduction percentage for such immediately succeeding Offering Period as was in effect for such Participant immediately prior to such succeeding Offering Period.

7.    Payroll Deductions.

(a)  All Participant contributions to the Plan shall be made only by payroll deductions. Each time a Participant files the enrollment agreement with respect to an Offering Period, the Participant shall authorize payroll deductions to be made during the Offering Period in an amount from 1% to 10% (in whole percentages) of the Eligible Compensation that the Participant receives on each payroll date during such Offering Period. Payroll deductions for a Participant shall commence on the first payroll date following the Enrollment Date and shall end on the last payroll date in the Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided below in Section 10.

(b)  All payroll deductions made for a Participant shall be deposited in the Company’s general corporate account and shall be credited to the Participant’s account under the Plan. No interest shall accrue on or be credited with respect to the payroll deductions of a Participant under the Plan. A Participant may not make any additional contributions into such account. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

(c)  Except as provided in Section 10, a Participant may not change his contribution election during an Offering Period.

(d)  Notwithstanding the foregoing provisions of this Section 7, no Participant may make payroll deductions during any calendar year in excess of $21,250, or such other limit as may be established by the Committee, in its discretion.

8.    Grant of Options.

(a)  On the Enrollment Date of each Offering Period, subject to the limitations set forth in Sections 3 and 8(b) hereof, each Eligible Employee shall be granted an option to purchase on the Exercise Date for such Offering Period a number of whole and fractional shares of the Company’s Common Stock determined by dividing such Eligible Employee’s payroll deductions accumulated during the Offering Period by the Exercise Price established for such Offering Period.

(b)  Notwithstanding any provision of the Plan to the contrary, no Eligible Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company, or (ii) which permits such Eligible Employee’s rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

9.    Automatic Purchase.

Unless a Participant withdraws from the Plan as provided below in Section 10, the Participant’s option for the purchase of shares will be exercised automatically on each Exercise Date for which an enrollment agreement has been filed, and the maximum number of whole and fractional shares subject to the option will be purchased for the Participant at the Exercise Price established for that Offering Period, as provided above in Section 8.

10.    Withdrawal; Termination of Employment.

(a)  A Participant may withdraw all of the payroll deductions credited to the Participant’s account for a given Offering Period by providing written notice to the Company no later than 45 days prior to the last day of such Offering Period. A Participant shall not be permitted to make a partial withdrawal of the payroll deductions credited to his account. All of the Participant’s payroll deductions credited to the Participant’s account will be paid to him promptly after receipt of the Participant’s notice of withdrawal, the Participant’s participation in the Plan will be automatically terminated, and no further payroll deductions for the purchase of shares hereunder will be made. Payroll deductions will not resume on behalf of a Participant who has withdrawn from the Plan, unless written notice is delivered to the Company within the enrollment period preceding the commencement of a new Offering Period directing the Company to resume payroll deductions.

(b)  Upon termination of the Participant’s Continuous Employment prior to the Exercise Date of the Offering Period for any reason, including retirement or death, the payroll deductions credited to the Participant’s account will be returned to the Participant or, in the case of death, to the Participant’s estate, and the Participant’s options to purchase shares under the Plan will be automatically terminated.

(c)  In the event a Participant ceases to be an Eligible Employee during an Offering Period, the Participant will be deemed to have elected to withdraw all payroll deductions credited to his account from the Plan. In such circumstance, the payroll deductions credited to the Participant’s account will be returned to the Participant, and the Participant’s options to purchase shares under the Plan will be terminated.

11.    Transferability.

Options to purchase Common Stock granted under the Plan are not transferable, in any manner, by a Participant and are exercisable only by the Participant.

12.    Reports.

Individual accounts will be maintained for each Participant in the Plan. Following each Exercise Date, statements of account will be given to Participants who have purchased shares under Section 9. Such statements will set forth the amounts of payroll deductions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

13.    Adjustments Upon Changes in Capitalization.

(a)  If the outstanding shares of Common Stock are increased or decreased, or are changed into or are exchanged for a different number or kind of shares, as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, stock dividends or the like, upon authorization of the Committee, appropriate adjustments shall be made in the number and/or kind of shares, and the per share purchase price thereof, which may be issued in the aggregate and to any Participant upon exercise of options granted under the Plan.

(b)  In the event of the proposed dissolution or liquidation of the Company, each Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the Participant shall have the right to exercise the option as to all of the optioned stock, including shares as to which the option would not otherwise be exercisable. If the Committee makes an option fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Committee shall notify the Participant that the option shall be fully exercisable for a stated period, which shall not be less than 10 days from the date of such notice, and the option will terminate upon the expiration of such period.

(c)  In all cases, the Committee shall have full discretion to exercise any of the powers and authority provided under this Section 13, and the Committee’s actions hereunder shall be final and binding on all Participants. No fractional shares of stock shall be issued under the Plan pursuant to any adjustment authorized under the provisions of this Section 13.

14.    Amendment of the Plan.

The Board may at any time, or from time to time, amend the Plan in any respect; provided, however, that the Plan may not be amended in any way that will cause rights issued under the Plan to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code or any successor thereto, including, without limitation, shareholder approval, if required.

15.    Termination of the Plan.

The Plan and all rights of Eligible Employees hereunder shall terminate:

(a)  on the Exercise Date that Participants become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase under the Plan; or

(b)  at any time, at the discretion of the Board.

In the event that the Plan terminates under circumstances described in Section 15(a) above, reserved shares remaining as of the termination date shall be sold to Participants on a pro rata basis.

16.    Notices.

All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

17.    Shareholder Approval.

The Plan shall be subject to approval by the shareholders of the Company within twelve months after the date the Plan is adopted by the Board of Directors. If such shareholder approval is not obtained prior to the first Exercise Date, the Plan shall be null and void and all Participants shall be deemed to have withdrawn all payroll deductions credited to their accounts on such Exercise Date pursuant to Section 10.

18.    Conditions Upon Issuance of Shares.

(a)  The Plan, the grant and exercise of options to purchase shares of Common Stock under the Plan, and the Company’s obligation to sell and deliver shares upon the exercise of options to purchase shares shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required. Notwithstanding anything in the Plan to the contrary, share certificates shall not be delivered to Participants until the later of (i) the date on which the applicable holding period to avoid a disqualifying disposition (within the meaning of Code

Section 421) expires, or (ii) the date that a Participant specifically requests a certificate for shares purchased pursuant to the Plan.

(b)  The Company may make such provisions, as it deems appropriate, for withholding by the Company pursuant to all applicable tax laws of such amounts as the Company determines it is required to withhold in connection with the purchase or sale by a Participant of any Common Stock acquired pursuant to the Plan. The Company may require a Participant to satisfy any relevant tax requirements before authorizing any issuance of Common Stock to such Participant.

WASTE MANAGEMENT, INC. 1001 FANNIN STREET SUITE 4000 HOUSTON, TX 77002

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 9, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Waste Management, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 9, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Waste Management, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M43057-P21139 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WASTE MANAGEMENT, INC.
The Board of Directors recommends you vote FOR Proposals 1, 2, 3 and 4:
1.	Election of Directors
	Nominees:	For	Against	Abstain
	1a. Bradbury H. Anderson 1b. Pastora San Juan Cafferty	☐ ☐	☐ ☐	☐ ☐		.	For	Against	Abstain
	1c. Frank M. Clark, Jr.	☐	☐	☐	2.	Ratify the appointment of Ernst & Young, LLP as the independent registered public accounting firm for 2012.	☐	☐	☐
	1d. Patrick W. Gross	☐	☐	☐	3.	To approve our executive compensation.	☐	☐	☐
	1e. John C. Pope	☐	☐	☐	4.	To amend our Employee Stock Purchase Plan to increase the number of shares authorized for issuance.	☐	☐	☐
	1f. W. Robert Reum	☐	☐	☐	The Board of Directors recommends you vote AGAINST proposals 5 and 6:
	1g. Steven G. Rothmeier 1h. David P. Steiner	☐ ☐	☐ ☐	☐ ☐	5.

Stockholder proposal relating to a stock retention policy requiring senior executives to retain a significant percentage of stock acquired through equity pay programs until one year following termination of employment, if properly presented at the meeting.

							☐	☐	☐
	1i. Thomas H. Weidemeyer	☐	☐	☐	6.

Stockholder proposal to amend our By-laws and other governing documents to give stockholders of the lowest percentage of our outstanding Common Stock permitted by state law the power to call special stockholder meetings, if properly presented at the meeting.

							☐	☐	☐
	For address changes and/or comments, please check this box and write them on the back where indicated.			☐			Yes	No
					Please indicate if you plan to attend this meeting.		☐	☐

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR each of the directors in item 1, FOR proposals 2, 3 and 4, and AGAINST proposals 5 and 6. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

					NOTE: In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Combined Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2011 is available at www.wm.com.

M43058-P21139

WASTE MANAGEMENT, INC.

Annual Meeting of Stockholders — May 10, 2012 11:00 AM

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned stockholder(s) of Waste Management, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Proxy Statement dated March 28, 2012, and hereby appoint(s) David P. Steiner and Rick L Wittenbraker, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Waste Management, Inc., to be held May 10, 2012 at 11:00 a.m., Central Time, at The Maury Myers Conference Center, Waste Management, Inc., 1021 Main Street, Houston, Texas 77002, and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side.

Attention participants in 401(k) plans: If you have an interest in the Common Stock of Waste Management, Inc. through participation in the Waste Management Retirement Savings Plan or the Waste Management Retirement Savings Plan for Collectively Bargained Employees, you may confidentially instruct the Trustee(s) of the respective plan on how to vote the shares representing your proportionate interest in such plan’s assets. The Trustee(s) shall vote shares in accordance with any instructions received. Any shares for which the Trustee(s) has/have not received timely voting instructions shall be voted by the Trustee(s) in its sole discretion. The voting deadline for 401(k) plan participants is 11:59 P.M. Eastern Time on May 8, 2012.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)